Exhibit 10.1

Dated 19 June 2014
EURONEXT N.V.

and

INTERCONTINENTAL EXCHANGE, INC.

and

ICE EUROPE PARENT LTD

and

ABN AMRO BANK N.V.

and

J.P. MORGAN SECURITIES PLC

and

SOCIÉTÉ GÉNÉRALE

and

GOLDMAN SACHS INTERNATIONAL

and

ING BANK N.V.

and

MORGAN STANLEY & CO. INTERNATIONAL PLC

and

THE LEAD MANAGERS NAMED HEREIN

UNDERWRITING AGREEMENT relating to an offer of ordinary shares with a nominal value of €1.60 each in the capital of Euronext N.V.

Linklaters

Linklaters LLP 25 rue de Marignan 75008 Paris
Telephone (+33) 1 56 43 56 43
Facsimile (+33) 1 43 59 41 96

Ref L-219349

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This agreement (the “Agreement”) is made on 19 June 2014 between:

(1)
EURONEXT N.V., a public company with limited liability (naamloze venootschap), incorporated under the laws of the Netherlands with its statutory seat (statutaire zetel) in Amsterdam, The Netherlands, and having its registered office at Beursplein 5, 1012 JW Amsterdam, The Netherlands (the “Company”);

(2)
INTERCONTINENTAL EXCHANGE, INC., a company incorporated under the laws of the State of Delaware whose principal offices are located at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia  30328, United States of America (“ICE”);

(3)
ICE EUROPE PARENT LTD, a company with limited liability incorporated under the laws of England and Wales whose statutory seat is at 5th floor Milton Gate, 60 Chiswell Street, London EC1Y 4SA, United Kingdom and a wholly owned subsidiary of ICE (“ICE Europe” and together with ICE, acting severally and jointly, the “Selling Shareholder”);

(4)
ABN AMRO BANK N.V., a public company with limited liability incorporated under the laws of the Netherlands, with its statutory seat in Amsterdam, The Netherlands and having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, which for the purpose of this Agreement also includes ABN AMRO Securities (USA) LLC (“ABN AMRO”);

(5)	J.P. MORGAN SECURITIES PLC, a company incorporated under the laws of England and Wales whose registered office is at 25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom (“J.P. Morgan”);

(6)
SOCIÉTÉ GÉNÉRALE, a company with limited liability (société anonyme) incorporated under the laws of France whose statutory seat is at 29 boulevard Haussmann, 75009 Paris, France (“Société Générale”, and together with ABN AMRO and J.P. Morgan, the “Joint Global Coordinators”);

(7)
GOLDMAN SACHS INTERNATIONAL, a company incorporated under the laws of England and Wales whose statutory seat is at Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom (“Goldman Sachs International”);

(8)
ING BANK N.V., a public company with limited liability incorporated under the laws of the Netherlands with its registered office in Amsterdam, The Netherlands, and having its registered office at Bijlmerplein 888, 1102 MG Amsterdam, The Netherlands (“ING”);

(9)
MORGAN STANLEY & CO. INTERNATIONAL PLC, a company incorporated under the laws of England and Wales whose statutory seat is at 25 Cabot Street, Canary Wharf, London E14 4QA, United Kingdom (“Morgan Stanley”, and together with Goldman Sachs International and ING, the “Joint Bookrunners”);

(10)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a company incorporated under the laws of Spain whose statutory seat is at Plaza de San Nicolás, 4, 48005 Bilbao (Vizcaya), Spain (“BBVA”);

(11)	BANCO PORTUGUÊS DE INVESTIMENTO, S.A., a company incorporated under the laws of Portugal whose statutory seat is at Rua Tenente Valadim 284, 4100-476 Porto, Portugal (“BPI”);

(12)	BMO CAPITAL MARKETS LIMITED, a company incorporated under the laws of England and Wales whose statutory seat is at 95 Queen Victoria Street, London EC4V 4HG, United Kingdom (“BMO”);

(13)	CM-CIC Securities, a company incorporated under the laws of France whose statutory seat is at 6, Avenue de Provence, 75441 Paris, Cedex 09, France (“CM-CIC Securities”);

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(14)
EXECUTION NOBLE & CO LIMITED, a company incorporated under the laws of England and Wales whose statutory seat is at 5 Melville Crescent, Edinburgh EH3 7JA, United Kingdom (“Espirito Santo Investment Bank”);

(15)
KBC SECURITIES NV, a Belgian naamloze vennootschap, whose registered office is at Havenlaan 12, 1080 Brussels, Belgium, and registered with the Register for Legal Entities of Brussels under number 437.060.521 (“KBCS”); and

(16)
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC, a company incorporated under the laws of England and Wales whose statutory seat is at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AJ, United Kingdom (“Mitsubishi UFJ Securities”, and together with BBVA, BMO, BPI, CM-CIC Securities, Espirito Santo Investment Bank and KBCS, the “Lead Managers”).

The Joint Global Coordinators, the Joint Bookrunners and the Lead Managers are hereinafter referred to as the “Managers”.

Whereas:
(A)	The Company was incorporated on 15 March 2014 under the laws of the Netherlands as a public company with limited liability and is registered with the Dutch trade register under number 60234520.

(B)
The Company has applied for the admission of the Company’s ordinary shares with a nominal value of €1.60 each (the “Ordinary Shares”), issued and to be issued under the arrangements referred to in this Agreement, to listing and trading on the regulated markets of Euronext in Paris (“Euronext Paris”), in Amsterdam (“Euronext Amsterdam”) and in Brussels (“Euronext Brussels”). In connection therewith, the Company has appointed ABN AMRO as its Listing Agent.

(C)	The Selling Shareholder proposes to offer and sell 42,248,881 existing Ordinary Shares (the “Firm Shares”) at the Offer Price by way of a Global Offer (as defined below).

(D)
The “Global Offer” is to be made (i) in Belgium, France, the Netherlands and Portugal by way of a public offering and in private placements elsewhere outside the United States in accordance with Regulation S (“Regulation S”) under the US Securities Act of 1933, as amended (the “Securities Act”); and (ii) within the United States only to qualified institutional buyers (“QIBs”) within the meaning of and pursuant to Rule 144A under the Securities Act (“Rule 144A”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(E)
Concurrently with the Global Offer, the Company is offering up to 188,296 existing Ordinary Shares (the “Employee Shares”) to all of its eligible employees and eligible employees of its majority-owned direct and indirect subsidiaries in France, the Netherlands, Belgium, Portugal and the United Kingdom (the “Employee Offering”). The maximum number of Employee Shares represents a value of €5,000,000 calculated based on the Offer Price. Employee Shares are offered with a discount of 20% to the Offer Price.  The Employee Offering is not the subject of this Agreement.

(F)	Details of the Offer Price, the Offer Size and related matters to be announced are to be set out in the Pricing Statement, to be published in accordance with the terms of this Agreement.

(G)
On the terms and subject to the conditions referred to in this Agreement, the Selling Shareholder (as to the number of Firm Shares set out in column (2) of Part A of Schedule 1) agrees to sell the Firm Shares at the Offer Price to purchasers procured by the Managers and, failing which, to the Managers, and the Managers agree (each as to the number of Firm Shares (as defined below) set out opposite its name in column (2) of Part B of Schedule 1) to use reasonable endeavours to procure purchasers for, and, failing which, to purchase themselves, the Firm Shares at the Offer Price.

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(H)
On the terms and subject to the conditions referred to in this Agreement, the Selling Shareholder (up to the number of Option Shares set out in column (3) of Part A of Schedule 1) grants to the Joint Global Coordinators (on behalf of the Managers) an option (the “Overallotment Option”) to call for the Selling Shareholder to sell at the Offer Price additional Ordinary Shares held by it, comprising up to 10 per cent. of the Firm Shares sold in the Global Offer (such Ordinary Shares in respect of which the Overallotment Option is exercised being herein referred to as the “Option Shares”, and the Option Shares, together with the Firm Shares, are referred to in this Agreement as the “Offer Shares”).

(I)
On 27 May 2014, IntercontinentalExchange Group, Inc. (subsequently renamed Intercontinental Exchange, Inc.), and the Selling Shareholder entered into a Sale and Purchase Agreement of Ordinary Shares in the Company (the “Share Purchase Agreement”) with a group of institutional investors (collectively, the “Reference Shareholders”, and each a “Reference Shareholder”), comprised of Avistar SGPS, S.A., an affiliate of Banco Espírito Santo, S.A., BNP Paribas S.A., BNP Paribas Fortis SA/NV, ABN AMRO Bank through its subsidiary ABN AMRO Participaties Fund I B.V., ASR Levensverzekering N.V. (a company of the ASR Nederland group), Caisse des Dépôts et Consignations, Bpifrance Participations, Euroclear SA/NV, Société Fédérale de Participations et d’Investissement/Federale Participatie- en Investeringsmaatschappij, Société Générale and BancoBPI Pension Fund represented by BPI Vida e Pensões - Companhia de Seguros, S.A.  Pursuant to the Share Purchase Agreement, the Reference Shareholders have purchased an aggregate of 33.36% of the issued and outstanding Ordinary Shares from ICE Europe at a 4% discount to the Offer Price, up to a maximum price of €26.00 per Ordinary Share.  The Ordinary Shares acquired by the Reference Shareholders pursuant to the Share Purchase Agreement do not form part of the Global Offer. On 3 June 2014, the Reference Shareholders have separately entered into a reference shareholders agreement (the “Reference Shareholders Agreement”) governing the relationship among the Reference Shareholders.

(J)
On or about 6 June 2014, ICE and the Company entered into share purchase commitment letter agreements (the “Cornerstone Commitment Letters”) with GENFINA, an affiliate of GDF SUEZ, and KBC Bank NV (the “Cornerstone Investors”), pursuant to which each of the Cornerstone Investors, severally and not jointly, has irrevocably committed to purchase in the Global Offer, and the Selling Shareholder has agreed to sell and allot to the Cornerstone Investors, Ordinary Shares at the Offer Price. The aggregate commitments of all the Cornerstone Investors pursuant to the Cornerstone Commitment Letters amount to approximately 2% of the issued and outstanding Ordinary Shares.

It is agreed as follows:

1	Interpretation and definitions

1.1	Definitions

In this Agreement (including the Recitals and Schedules to it), in addition to the words and expressions defined elsewhere in this Agreement, the following expressions shall have the respective meanings set out below, unless the context otherwise requires:

“Accountants’ Reports” means the opinions prepared by the Reporting Accountants on the Financial Statements in the form in which such opinions appears in the Prospectus;

“Admission” means admission to listing and trading of the Ordinary Shares on the Exchanges;

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“Affiliate” has the meaning given in Rule 501(b) of Regulation D or Rule 405 under the Securities Act, as applicable;

“AFM” means the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

“AMF” means the French Authority for the Financial Markets (Autorité des marchés financiers);

“Announcements” means the announcement of intention to float dated 27 May 2014 issued by the Company in relation to the Global Offer, the Launch Press Announcement, the Pricing Statement and any other press announcement relating to the Global Offer prior to the Closing Date, the issue of which is authorised by the Company or the Selling Shareholder;

“Anti-Corruption Laws” means:

(i)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997;

(ii)
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(iii)	the UK Bribery Act 2010; and

(iv)	the applicable anti-corruption laws of Belgium, France, Portugal and The Netherlands.

“Articles of Association” means the articles of association (statuten) of the Company as in force on the date hereof or as they will read following the filing of the certificate referred to and in the manner as described in article 30 thereof;

“Associated Person” means, as the case may be, in relation to a Group Company or in relation to the Selling Shareholder and its consolidated subsidiaries (but excluding the Group Companies), a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that Group Company or for on on behalf of the Selling Shareholder or any of its consolidated subsidiaries (but excluding the Group Companies), as applicable;

“Business Day” means any day which is not a Saturday, a Sunday or a bank or public holiday in England, Belgium, France, the Netherlands or Portugal;

“Buy-back and Stabilisation Regulation” means Commission Regulation (EC) No. 2273/2003 implementing Directive 2003/6/EC as regards exemptions for buy-back programmes and the stabilisation of financial instruments;

“Claim” means any claim (whether or not successful, compromised or settled), action, proceeding, investigation, demand, judgment or award, which may be instituted, made, asserted, threatened or alleged, in any jurisdiction, against or otherwise involving any Indemnified Person, except in respect of any Excluded Losses;

“Closing Date” means the First Closing Date and the Option Closing Date;

“CMVM” means the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários);

“College of Regulators” means the AFM, the AMF, the CMVM, the FCA and the FSMA;

“Completion Date” has the meaning given in Clause 2.2.5;

“Cornerstone Commitment Letters” has the meaning given in the Recitals;

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“Cornerstone Investors” has the meaning given in the Recitals;

“Defaulted Shares” has the meaning given in Clause 15.1;

“Directors” means the members of the Managing Board and of the Supervisory Board of the Company;

“Directors Lock-up Agreement” means the lock-up agreement in respect of the Ordinary Shares entered into on the date hereof between each of the Directors and the Managers;

“Disclosure and Transparency Rules” means Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 on the harmonisation of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market and amending Directive 2001/34/EC, as implemented in the relevant Member State of the European Union;

“Disclosure Package” means the Prospectus, the Translated Summaries, any supplement to the Prospectus (if any) and the Pricing Statement;

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder;

“Engagement Letters” means the engagement letters entered into between ICE and each of the Managers;

“Euroclear” means Euroclear France;

“Euronext Amsterdam”, “Euronext Brussels” and “Euronext Paris” have the meaning given in the Recitals;

“Exchanges” means Euronext Paris, Euronext Amsterdam and Euronext Brussels;

“FCA” mans the UK Financial Conduct Authority;

“Financial Statements” means (i) the audited combined financial statements for the financial years ended 31 December 2013, 2012 and 2011; and (ii) the unaudited condensed consolidated financial statements for the three-month period ended 31 March 2014, including unaudited condensed combined financial information for the three-month period ended 31 March 2013,  which are all included under “Financial Information” in the Prospectus;

“Financial Statements Date” means 31 March 2014;

“Firm Shares” has the meaning given in the Recitals;

“First Closing Date” means 24 June 2014, subject to acceleration or extension of the timetable for the Global Offer, or such later date which the Company, the Selling Shareholder and the Joint Global Coordinators (on behalf of the Managers) may agree in writing (including as a result of any postponement pursuant to Clause 15.3), being no later than 1 July 2014;

“First Trading Date” means 20 June 2014, subject to acceleration or extension of the timetable for the Global Offer;

“FSMA” means the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers/Autoriteit voor Financiële Diensten en Markten);

“Joint Global Coordinators” has the meaning given in the Recitals;

“Global Offer” has the meaning given in the Recitals;

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“Group” means the Company and its subsidiary undertakings comprising, among other subsidiaries, Euronext Paris S.A., Euronext Amsterdam N.V., Euronext Brussels SA/NV, Euronext Lisbon S.A. and Euronext UK Markets Ltd.

“Group Company” means any one of the Company and its consolidated direct and indirect subsidiaries;

“IFRS” means the International Financial Reporting Standards within the meaning of EC Regulation No 1606/2002 of the European Parliament and of the council of 19 July 2002 as adopted from time to time by the European Commission in accordance with that Regulation;

“Indemnified Person” has the meaning given in Clause 12.1;

“Indemnifying Parties” means the parties to this Agreement from whom indemnification may be sought pursuant to Clause 12.1 and the term “Indemnifying Party” shall mean any one of them as relevant;

“Intellectual Property” means trade marks, trade names, domain names, get-up, logos, patents, design rights, copyrights (including copyrights in software), database rights, Know-how and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations;

“Know-how” means confidential and proprietary industrial and commercial information, including business information and technical information, recorded or stored in any form (including paper, electronically stored data, magnetic media, film or microfilm);

“H1 2014 Results Date” means the date on which the Company publicly announces its results for the first six months of its fiscal year 2014;

“Launch Date” means 10 June 2014;

“Launch Press Announcement” means the public announcement released by the Company setting out the details of the Global Offer and the availability of the Prospectus;

“Listing Agent” means ABN AMRO;

“Losses” means all losses, liabilities, damages, costs, charges and/or expenses, including (without limitation) legal expenses and Taxation (other than any Stamp Taxes for which provision is made by Clause 10.1 or in respect of which provision would be made but for an exclusion therein or recoverable VAT or Taxation incurred by a Manager on its actual net income, profits or gains, any such Tax being an “Excluded Loss”), which may be suffered or incurred by any Indemnified Person;

“Managing Board” means the managing board (bestuur) of the Company;

“Managers” has the meaning given in the parties list and references to Managers or a Manager herein shall be to the Managers or that particular Manager (however referred to) in whatever capacity they or it may be acting;

“Manager’s Group” means in relation to each of the Managers, that Manager and any person controlling, controlled by or under common control with such Manager or any other person including their respective directors, officers and employees;

“Material Adverse Change” means any material adverse change in or affecting the prospects of the Group taken as a whole, or any material adverse change in or affecting or any development reasonably likely to involve a material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, management, business affairs, solvency or credit rating of the  Group taken as a whole, whether or not arising in the ordinary course of business;

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“OFAC” means the Office of Foreign Assets Control of the US Treasury Department;

“Offer Documents” means the Disclosure Package, the Announcements, the Presentation Materials, and any amendments and supplements to any of the foregoing and any other document published or issued after the date hereof by or on behalf of the Company or the Selling Shareholder in connection with the Global Offer;

“Offer Period” means the offer period for the Offering which is expected to commence on or about 10 June 2014 at 9 a.m. and is expected to end on or about 18 June 2014 at 5 p.m. for the retail offering and on or about 19 June 2012 at 12.00 for the institutional offering.

“Offer Price” has the meaning given in Clause 3.9;

“Offer Shares” has the meaning given in the Recitals;

“Offer Size” means the aggregate of (i) the number of Firm Shares; and (ii) the maximum number of Option Shares to be sold following pricing and allocation and execution of this Agreement as contemplated by this Agreement;

“Option Closing Date” has the meaning given Clause 3.3.2;

“Option Conditions” has the meaning given in Clause 6.4;

“Option Exercise Notice” has the meaning given in Clause 3.3;

“Option Shares” has the meaning given to it in Recital (H);

“Ordinary Shares” has the meaning given in the Recitals;

“Overallotment Option” has the meaning given in the Recitals;

“Presentation Materials” means the reference shareholders’ presentations, cornerstone investors presentation, early-look presentations, analyst presentation and roadshow presentation and any other presentation materials used by the Company and/or the Selling Shareholder in meetings with, or otherwise made available with the Company’s and/or the Selling Shareholder’s prior consent to, institutional investors and research analysts in connection with the Global Offer;

“Pricing Date” means the date on which the Offer Price and the number of Offer Shares will be determined after the Offer Period for the Global Offer has ended. The Pricing Date is 19 June 2014;

“Pricing Statement” means the public statement giving details of the results of the Global Offer including the Offer Price and the Offer Size and which statement is to be deposited with the AFM and to be published on the Pricing Date following execution of this Agreement in a press release on the Company’s website and on the website of the Exchanges;

“Prospectus” means the prospectus prepared by the Company in connection with the Global Offer and Admission and approved by the AFM on 6 June 2014;

“Prospectus Directive” means the European Union (EU) Directive 2003/71/EC and any amendments thereto, including Directive 2010/73/EU, to the extent implemented in the relevant Member State of the European Union;

“Prospectus Regulation” means the European Commission Regulation (EC) No 809/2004 of 29 April 2004, as amended;

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“Prospectus Rules” means the Prospectus Directive, as implemented in the relevant Member State of the European Union;

“QIBs” has the meaning given in the Recitals;

“Reference Shareholders” has the meaning given in the Recitals;

“Reference Shareholders Agreement” has the meaning given in the Recitals;

“Registrar” means the Company’s registrar, being BNP Paribas Securities Services;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” has the meaning given in the Recitals;

“Regulators” means the AFM, the AMF, the CMVM, the FCA and the FSMA;

“Relevant Cost” has the meaning given in Clause 10.2.1;

“Reporting Accountants” means PricewaterhouseCoopers Audit S.A.;

“Rule 144A” has the meaning given in the Recitals;

“Sanctions” means sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, Belgium, France, Portugal and The Netherlands;

“Sanctions Lists” means the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC, the List of Foreign Financial Institutions Subject to Part 561 maintained by OFAC, or any similar sanctions list maintained by, or public announcement of Sanctions designation made by, any US government agency, the United Nations, the European Union, Her Majesty’s Treasury, Belgium, France, Portugal or The Netherlands;

“SEC” means the US Securities and Exchange Commission;

“Securities Act” has the meaning given in the Recitals;

“Selling Shareholder” has the meaning given in the Recitals;

“Selling Shareholder Information” means the information concerning ICE and/or ICE Europe provided by ICE and/or ICE Europe for use in any of the Offer Documents, limited to the information set out in Schedule 8 hereto;

“Selling Shareholder Lock-up Agreement” means the lock-up undertaking of the Selling Shareholder as set out in Clause 7.9 hereof;

“Settlement Agent” means Société Générale Securities Services;

“Share Purchase Agreement” has the meaning given in the Recitals;

“Significant Subsidiary” means each of Euronext Paris S.A., Euronext Amsterdam N.V., Euronext Brussels SA/NV, Euronext Lisbon S.A. and Euronext UK Markets Ltd;

“Stabilisation Period End Date” means the date which is 30 days after the First Trading Date;

“Stabilisation Transactions” has the meaning given in Clause 3.11;

“Stabilisation Manager” means Société Générale;

“Stamp Taxes” means any documentary tax, stamp duty, stamp duty reserve tax or other transfer, transaction, issue or similar tax or duty;

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“Statutory Auditors” means PricewaterhouseCoopers Accountants N.V.

“Stock Lending Agreement” means the securities lending agreement in the agreed form between the Selling Shareholder and the Stabilising Manager to be dated the date hereof;

“Supervisory Board” means the supervisory board (raad van commissarissen) of the Company;

“Taxation” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a tax authority on account of tax, in each case whether of the Netherlands or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties and interest relating thereto;

“Transaction” means the internal reorganisation completed by ICE on 14 March2014 and further described under the caption “History of the Business and Establishment as an Independent Company – Establishment as an Independent Company” in the Prospectus.

“Transaction Agreements” means the agreements entered into in connection with the Transaction;

“Translated Summaries” means the translations of the summary of the Prospectus in French, Dutch and Portuguese prepared by the Company for the purpose of the retail offers in Belgium, France, the Netherlands and Portugal;

“United States” means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

“VAT” means, within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EEC and, outside the European Union, any Taxation of a similar nature;

“Warrantor” means, in relation to any Warranty, the party expressed in this Agreement to be giving a Warranty in the terms of that Warranty;

“Warranty” means a representation or warranty given pursuant to Clause 11; and

“Working Capital Report” means the working capital report on the Group prepared by the Statutory Auditors in the agreed form dated the date of the Prospectus.

1.2
Subordinate legislation, modification etc.: References to any statute or a statutory provision include that provision as from time to time amended, modified or re-enacted so far as such amendment, modification or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement and includes any order, instrument, regulation or subordinate legislation made from time to time under that statute or provision.

1.3
Recitals, Clauses etc.: References in this Agreement to Recitals, Clauses and Schedules are to the Recitals and Clauses of, and Schedules to, this Agreement and the Recitals and Schedules are to have effect as part of this Agreement.

1.4
Several and not joint liability of the Joint Global Coordinators, the Joint Bookrunners, the Lead Managers and the Managers: Any provision of this Agreement which is expressed to bind the Joint Global Coordinators, the Joint Bookrunners, the Lead Managers or the Managers shall bind them severally and not jointly, unless it is expressly provided otherwise. Breach of this Agreement by one of the Joint Global Coordinators, the Joint Bookrunners, the Lead Managers or the Managers shall not constitute a breach of this Agreement by another party.

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1.5
Several and joint liability of ICE and ICE Europe: Any provision of this Agreement which is expressed to bind the Selling Shareholder shall bind ICE and ICE Europe severally and jointly, unless it is expressly provided otherwise. Breach of this Agreement by any of ICE or ICE Europe shall constitute a breach of this Agreement by ICE and ICE Europe.

1.6
Qualification of scope: Subject to the definition of “Material Adverse Change” in Clause 1.1, where the scope of any warranty or representation given in this Agreement is otherwise qualified by expressions such as “material”, “in any material respect” or any similar or analogous expression, such expression shall be construed to mean material to the Company and the other Group Companies taken as a whole, material for disclosure to investors, material to the underwriting of the Global Offer or otherwise material in the context of the Global Offer and/or Admission.

1.7
Knowledge qualifiers: Where any person or entity gives any warranty or representation in this Agreement “to the best of his/her/its knowledge and belief” or “so far as such person/entity is aware” or any similar or analogous expression, except where indicated expressly to the contrary, the information within the knowledge of such person shall be deemed to include: (i) all information such person/entity should have obtained after making due and careful enquiries; and (ii) where referring to the Company, the knowledge (in each case on the same basis as (i) above) of any of the Directors.

1.8	Headings: Headings shall be ignored in construing this Agreement.

1.9	Dates and times: References to dates and times are to Paris, France dates and times.

2	Application for Admission and Global Offer

2.1	Application for Admission and Global Offer

The Company confirms (i) that the Prospectus has been approved by the AFM and has been notified by the AFM to the AMF, the CMVM and the FSMA, for passporting, together with the Translated Summaries, in accordance with Article 18 of the Prospectus Directive, (ii) that it has applied to the Exchanges for Admission and (iii) the Prospectus has been published as required by the Listing Rules and the Prospectus Rules and otherwise as required by law. The Selling Shareholder and the Company authorise the Managers, subject as provided in this Agreement, to distribute copies of the Prospectus in connection with the Global Offer and the Admission. The Company and the Selling Shareholder undertake to execute or cause to be executed all such documents, provide or cause to be provided all such information, and do or cause to be done all such things as may be required by or necessary to comply with the requirements of the Regulators, the Exchanges, and all other applicable legislation and regulation, in each case in connection with such applications, the Global Offer and the Admission. The Company shall use all reasonable endeavours in order to secure Admission by no later than 8.00 a.m. on the First Trading Date.

2.2	Appointment of the Joint Global Coordinators, the Joint Bookrunners and the Lead Managers

2.2.1
The Company and the Selling Shareholder authorise and instruct the Managers to use reasonable endeavours to procure purchasers for the Offer Shares and for such purpose they confirm the appointment of (i) ABN AMRO Bank N.V., J.P. Morgan Securities plc and Société Générale as Joint Global Coordinators; (ii) Goldman Sachs International, ING Bank N.V. and Morgan Stanley & Co. International plc as Joint Bookrunners; and (iii) Execution Noble & Co Limited, Banco Bilbao Vizcaya Argentaria, S.A., BMO Capital Markets Limited, Banco Português de Investimento, S.A., CM-CIC Securities, KBC Securities NV and Mitsubishi UFJ Securities International plc as Lead Managers to the Global Offer and confirm that such appointments confer on the Joint Global Coordinators, the Joint Bookrunners and the Lead Managers all powers, authorities and discretions on their behalf which are necessary for or incidental to the performance of their respective functions as Joint Global Coordinators, Joint Bookrunners and Lead Managers (including the power to appoint sub-agents or to delegate the exercise of any of their powers, authorities or discretions to such persons as the Joint Global Coordinators, the Joint Bookrunners or the Lead Managers may think fit), and agree to ratify all actions which any of the Joint Global Coordinators, the Joint Bookrunners and the Lead Managers shall lawfully and properly take (whether before or after the date of this Agreement) in the exercise of such appointments, powers, authorities and discretions.

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2.2.2	Each of the Company and the Selling Shareholder confirms that it has appointed the Listing Agent in connection with the Admission.

2.2.3
The Company shall give, to the extent permitted by applicable laws, all such assistance and provide all such information as any of the Managers and the Listing Agent may require for the making and implementation of the Global Offer, the Admission or to enable any of the Managers to discharge its obligations under this Agreement or pursuant to or in connection with the Global Offer; or as may be required by, or necessary to comply with the requirements of, the Regulators, the Exchanges, or any other applicable law or regulation for the purposes of, or in connection with, the Global Offer.

2.2.4
The Selling Shareholder shall give, to the extent permitted by applicable laws, all such assistance and provide all such information as any of the Managers and the Listing Agent may require for the making and implementation of the Global Offer or to enable any of the Managers to discharge its obligations under this Agreement or pursuant to or in connection with the Global Offer; or as may be required by, or necessary to comply with the requirements of, the Regulators, the Exchanges, or any other applicable law or regulation for the purposes of, or in connection with, the Global Offer.

2.2.5
The Company and the Selling Shareholder undertake not to revoke the appointments or authorities contained in this Clause 2 before the date on which there are no further obligations outstanding of any party to this Agreement for the sale or delivery of the Offer Shares by the Selling Shareholder under this Agreement, including pursuant to the Overallotment Option (the “Completion Date”). The Completion Date shall not be earlier than the latest possible Closing Date.

3	Principal obligations

3.1	Firm Shares

Subject to and in accordance with the provisions of this Agreement, the Selling Shareholder (as to the number of Firm Shares set out in column (2) of Part A of Schedule 1) agrees to sell the Firm Shares at the Offer Price to purchasers procured by the Managers, and, failing which, to the Managers, and the Managers agree severally and not jointly (each as to the number of Firm Shares set out opposite its name in column (2) of Part B of Schedule 1) on the basis of the representations, Warranties and undertakings in this Agreement to use reasonable endeavours to procure purchasers for, and, failing which, to purchase themselves, the Firm Shares at the Offer Price.

3.2	Overallotment Option

On the terms and subject to the conditions referred to in this Agreement, the Selling Shareholder in respect of the Option Shares (up to the number of Option Shares set in column (3) of Part A of Schedule 1) on the basis of the representations, Warranties and undertakings in this Agreement grants to the Joint Global Coordinators (on behalf of the Managers) the Overallotment Option to call for the Selling Shareholder to sell up to the maximum number of Option Shares for the purpose of covering short positions resulting from overallotments or from sales of Ordinary Shares on or before the Stabilisation Period End Date. The Overallotment Option shall be exercisable once, in whole or in part, by notice in writing to the Selling Shareholder at any time on or before the Stabilisation Period End Date and, to the extent not exercised, may be terminated by the Joint Global Coordinators (on behalf of the Managers) at any time.

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3.3	Exercise of Overallotment Option

The Overallotment Option shall be exercisable by notice in writing in the form set out in Schedule 6 (the “Option Exercise Notice”) by the Joint Global Coordinators (on behalf of the Managers) to the Selling Shareholder setting out:

3.3.1	the aggregate number of Option Shares to be sold by the Selling Shareholder; and

3.3.2
the time and date for closing and settlement of the purchase of the Option Shares the subject of the Option Exercise Notice (the “Option Closing Date”). The Option Closing Date will be determined by the Joint Global Coordinators in their absolute discretion but will not be (i) before the First Closing Date or (ii) later than seven Business Days after the date of the relevant Option Exercise Notice or earlier than two Business Days after such date.

Following the exercise of the Overallotment Option and subject to the satisfaction or waiver of the Option Conditions, the Selling Shareholder (as to the number of Option Shares set in column (3) of Part A of Schedule 1) agrees to sell the Option Shares in respect of which the Overallotment Option has been exercised at the Offer Price to the Joint Global Coordinators (on behalf of the Managers), and the Joint Global Coordinators (on behalf of the Mangers) agree on the basis of the representations, Warranties and undertakings in this Agreement to purchase the Option Shares at the Offer Price on the Option Closing Date.

3.4	Terms of sale

3.4.1
The Selling Shareholder undertakes to each of the Managers that it will sell and transfer the Firm Shares with full title guarantee, free from all liens, charges and encumbrances and with all rights attaching thereto on the First Closing Date.

3.4.2
The Selling Shareholder undertakes to each of the Managers that following the exercise of the Overallotment Option it will sell and transfer the Option Shares with full title guarantee, free from all liens, charges and encumbrances and with all rights attaching thereto on the Option Closing Date.

3.5	Managers acting as principal

Each Manager, acting as an investor for its own account, may purchase Offer Shares in the Global Offer and in that capacity may retain, purchase or sell for its own account such securities and any securities of the Company or related investments and may offer or sell such securities or other investments otherwise than in connection with the Global Offer. References in this Agreement to purchasers being procured for the Offer Shares by the Managers shall include any offering or placement or sale of securities to the Managers acting in such capacity.

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3.6	Non-binding indications of interest

Except with respect to the Reference Shareholders and the Cornerstone Investors, the Company and the Selling Shareholder acknowledge that any information each of them receives or has received regarding the identity of persons expressing an interest in purchasing Offer Shares in the Global Offer and the prices at which they may be willing to do so, is based on non-binding indications of interest from such persons, and there can be no assurance or obligation that such persons will subsequently agree to acquire any Offer Shares or to acquire the number of Offer Shares indicated or at the prices indicated. The Company and the Selling Shareholder agree that any such information obtained or received by any of them will be, save as required by law or regulation or any governmental or regulatory body, held in confidence and recognises that such information may constitute inside information in relation to the Company and/or its securities for the purposes of the market abuse rules and each of them agrees to conduct themselves and, where relevant, direct its officers and employees to conduct itself, so as to avoid a breach of the market abuse rules by reference to such information.

3.7	Other benefits

Notwithstanding that the Managers may for certain purposes be acting (as agents or otherwise) for the Company or the Selling Shareholder in connection with the Global Offer, each of them may retain any commissions, fees or other amounts payable to them and any other benefits whatsoever for their own account and any Ordinary Shares which they become obliged to purchase may be retained or dealt with by them for their own account in their absolute discretion (subject to any separate arrangements which may be agreed among the Managers).

3.8	Arm’s length transactions

The Company and the Selling Shareholder acknowledge and agree that each of the Managers is acting solely pursuant to a contractual relationship with the Company and the Selling Shareholder on an at arm’s length basis with respect to the Global Offer (including in connection with determining the terms of the Global Offer) and on the terms, and with the obligations and duties, expressly stated in this Agreement, and not as a fiduciary to the Company or the Selling Shareholder or any other person. The Company and the Selling Shareholder acknowledge that none of the Managers is advising the Company or the Selling Shareholder or any other person as to any legal, tax, investment or accounting matters in any jurisdiction. No Manager shall have any liability for any claims brought against any person (and the Company and the Selling Shareholder each confirms it will not make any claim against any of the Managers) in respect of the timing, terms and structure of the Global Offer, or that the Offer Price was set at a level that is too high or too low, or with respect to any sales of Offer Shares by investors following allocation to them by the Managers of such Offer Shares. Nothing in this Clause 3.8 purports to exclude the obligations and duties imposed on the Managers or as set out in this Agreement.

3.9	Pricing

The price per Offer Share (the “Offer Price”) to be paid in accordance with the terms of this Agreement for the Offer Shares and the Offer Size shall be €20.

3.10	Allocation

The allocation criteria and the allocation of the Firm Shares to investors shall be determined by the Selling Shareholder and the Joint Global Coordinators  in consultation with the Company.

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3.11	Stabilisation

On or before the Stabilisation Period End Date and to the extent permitted by applicable laws and regulations, the Stabilisation Manager or its agents or delegates shall be authorised (but shall not be obliged) to engage in stabilisation activities (“Stabilisation Transactions”), provided that any overallotment shall not exceed 10 per cent. of the sum of the number of Firm Shares sold in the Global Offer. Such transactions, if commenced, may be discontinued at any time without notice. In carrying out Stabilisation Transactions, the Stabilisation Manager shall, save to the extent contemplated in Clauses 3.2, 3.3, 4.7 and 5.2 or in the following sentence of this Clause 3.11 act as principal and neither the Stabilisation Manager nor its employees or agents shall act as the agents of the Company or the Selling Shareholder. Each of the Company, the Selling Shareholder and the Joint Global Coordinators agree that, insofar as Option Shares are transferred pursuant to the Overallotment Option to or for the benefit of a person or persons other than the Joint Global Coordinators, any actions of the Joint Global Coordinators (or, where relevant, any other Manager) in connection with the allocation of Ordinary Shares which resulted in such transfer shall be regarded as having been effected by the Joint Global Coordinators or the relevant other Manager on behalf of and as agent for the Selling Shareholder, and not as principal. Subject to the provisions of this Agreement, the exercise of the powers of the Stabilisation Manager and of the Joint Global Coordinators pursuant to this Clause 3.11 (including, without limitation, the decision whether or not to exercise such powers) shall be at the absolute discretion of the Stabilisation Manager and the Joint Global Coordinators and their agents or delegates and none of the Stabilisation Manager and the Joint Global Coordinators nor any of their employees or agents shall be responsible or liable to, or owe any duties to, the Company, the Selling Shareholder or any other person in respect thereof (including, without limitation, in relation to the timing of any Stabilisation Transaction or the amount of any stabilisation loss).

4	Pre-closing arrangements

4.1	Delivery of documents

The Company and the Selling Shareholder so far as each has the power to do so, shall procure that there are delivered to the Joint Global Coordinators (on behalf of the Managers) the documents set out in:

4.1.1	Part A of Schedule 3 on the date of this Agreement; and

4.1.2	Part B of Schedule 3 on the First Closing Date.

The documents required to be delivered to the Joint Global Coordinators pursuant to this Clause 4 shall be delivered to Linklaters LLP (at 25 rue de Marignan, 75008 Paris, France, attention Bertrand Sénéchal or at World Trade Centre Amsterdam, Tower H, 22nd floor, Zuidplein 180, 1077 XV Amsterdam, The Netherlands, attention Alexander Harmse) on behalf of the Joint Global Coordinators and the other Managers.

4.2	Filing, publication of Prospectus, press releases etc.

The Company confirms that:

4.2.1	the Prospectus has been made available to the public in accordance with the Prospectus Rules;

4.2.2
the Prospectus, together with the relevant Translated Summaries, have been passported in Belgium, France and Portugal and made available to the public in those jurisdictions in accordance with the Prospectus Rules;

4.2.3	each of the documents described in the Prospectus as being available for inspection has been made and is available as described;

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4.2.4	the Launch Press Announcement has been published in time for release not later than 7.30 a.m. on the date of publication of the Prospectus;

The Company will procure that:

4.2.5	the Pricing Statement is delivered for release in accordance with the Prospectus Rules on the date hereof.

4.3	Offer

Subject to compliance by the Company and the Selling Shareholder with their respective obligations under this Agreement, the Managers shall use reasonable endeavours to procure purchasers for the Firm Shares at the Offer Price on the terms and subject to the conditions set out or referred to in this Agreement and the Prospectus.

4.4	Euroclear

The Company or the Selling Shareholder, as applicable, undertakes to use all reasonable endeavours to procure that the Ordinary Shares are admitted to Euroclear as participating securities and no later than 8.00 a.m. on the First Closing Date.

4.5	Resolutions and filings

4.5.1
The Company undertakes to procure that on or before the First Closing Date all necessary resolutions are passed by the Company, conditional only on occurrence of the First Closing Date, and all necessary arrangements are made for the Registrar to act as the Company’s registrar and to enable the Ordinary Shares to be held and transferred through Euroclear.

4.5.2
The Selling Shareholder undertakes to procure that on or before the First Closing Date all necessary resolutions are passed by the Selling Shareholder to sell and transfer the Offer Shares and to perform its obligations pursuant to the Stock Lending Agreement.

4.6	Firm Shares

4.6.1
The Selling Shareholder undertakes to the Managers that all Firm Shares to be sold and transferred by it will be held through the book-entry systems of Euroclear forthwith after the execution of this Agreement (and in any event no later than two Business Days prior to the First Closing Date) together with such number of Euroclear transfer forms as the Joint Global Coordinators may request, duly executed by or on behalf of the Selling Shareholder, in favour of the Settlement Agent (acting as nominee of the Selling Shareholder pending the First Closing Date and against the undertaking to pay pursuant to Clause 5.1.3, as nominee for the purchasers therefor) representing in aggregate the number of Firm Shares to be sold by the Selling Shareholder.

4.6.2
On or prior to the First Closing Date, the Selling Shareholder and the Company will use all reasonable endeavours to procure that Euroclear is registered in the Company shareholders register as the holder of the Firm Shares to be sold and transferred by the Selling Shareholder and the Selling Shareholder and the Company will execute such documents (including any transfer deeds) as are needed in connection therewith.

4.7	Option Shares

4.7.1
The Selling Shareholder undertakes to the Joint Global Coordinators that the Option Shares to be sold and transferred by it will be held through the book-entry systems of Euroclear forthwith after the exercise of the Overallotment Option (and in any event no later than two Business Days prior to the Option Closing Date) together with such number of Euroclear transfer forms as the Joint Global Coordinators may request, duly executed by or on behalf of the Selling Shareholder, in favour of the Settlement Agent (acting as nominee of the Selling Shareholder until the Option Closing Date and thereafter and against the undertaking to pay pursuant to Clause 5.2.2 as nominee for the purchasers therefor) representing in aggregate the number of Option Shares to be sold by the Selling Shareholder.

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4.7.2
On or prior to the Option Closing Date, the Selling Shareholder and the Company will use all reasonable endeavours to procure that Euroclear is registered in the Company’s shareholders register as the holder of the Option Shares to be sold and transferred by the Selling Shareholder and the Selling Shareholder and the Company will execute such documents (including any transfer deeds) as are needed in connection therewith.

4.8	Transaction

Each of the Company and the Selling Shareholder shall, in each case insofar as each of them is able to, procure that the Transaction Agreements have been entered into and are enforceable in accordance with their terms and that the Transaction has completed or that it will complete in accordance with the Transaction Agreements on or prior to Admission.

5	Closing

5.1
Subject to the satisfaction or waiver of the conditions set out in Clause 6 and this Agreement not having been terminated in accordance with its terms, at or prior to 8.00 a.m. on the First Closing Date:

5.1.1	Notification to Euroclear

the Company or the Selling Shareholder, as applicable, will submit, or procure submission of, the letter of enablement in the agreed form to Euroclear;

5.1.2	Transfer of Firm Shares

the Selling Shareholder shall procure that the Settlement Agent shall hold the Firm Shares transferred by it as contemplated by Clause 4.6 as nominee for the purchasers of the Firm Shares, and

5.1.3	Payment

also subject to compliance by the Company and the Selling Shareholder with their respective obligations under Clause 4 and this Clause 5.1 (to the extent such obligations are required to be performed prior to the First Closing Date), the Joint Global Coordinators (on behalf of the Managers) agree to make payment (on their own behalf and on behalf of each of the other Managers in accordance with their obligations under this Agreement) to the Settlement Agent, for further transfer to and as nominee for the Selling Shareholder, of an amount equal to the Offer Price multiplied by the number of Firm Shares shown in column (2) of Part A of Schedule 1, less any Stamp Taxes or other taxes payable pursuant to Clause 10 (in each case including, where applicable, VAT payable under Clause 10.2). Without prejudice to each of the Managers’ several obligations under this Agreement, the Joint Global Coordinators shall be obliged to make payments under this Clause 5.1 on behalf of another Manager only to the extent payment is received by the Joint Global Coordinators from that Manager.

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5.2	Subject to the satisfaction or waiver of the Option Conditions and this Agreement not having been terminated in accordance with its terms, at or prior to 8.00 a.m. on the Option Closing Date:

5.2.1	Transfer of Option Shares

the Selling Shareholder shall procure that the Settlement Agent shall hold the Option Shares transferred by it as contemplated by Clause 4.7 as nominee for the Joint Global Coordinators (on behalf of the Managers), and

5.2.2	Payment

also subject to compliance by the Company and the Selling Shareholder with their respective obligations under Clause 4 and this Clause 5.2 (to the extent such obligations are required to be performed prior to the Option Closing Date), the Joint Global Coordinators (on behalf of the Managers) agree to make payment to the Settlement Agent, for further transfer to and as nominee for the Selling Shareholder, of an amount equal to the Offer Price multiplied by the number of Option Shares, less any Stamp Taxes or other taxes payable pursuant to Clause 10 (in each case including, where applicable, VAT payable under Clause 10.2). Without prejudice to each of the Managers’ several obligations under this Agreement, the Joint Global Coordinators shall be obliged to make payments under this Clause 5.2 on behalf of another Manager only to the extent payment is received by the Global Coordinator from that Manager.

5.3
Any payment of monies required to be made under Clause 5.1 or 5.2 shall be made by 5.00 p.m. on the relevant Closing Date in euros in immediately available funds to the Settlement Agent, as nominee for the Selling Shareholder and for further transfer to the following account:

Intermediary Bank:	Deutsche Bank AG Frankfurt AM Main Intermediary
Bank SWIFT BIC:	DEUTDEFF
Beneficiary’s Bank:	Wells Fargo Bank, N.A.
Beneficiary’s Bank SWIFT BIC: (SWIFT Field 57a)	WFBIUS6WFFX
Beneficiary’s Account Number:	7775017440
Beneficiary’s Name:	NYSE Holdings LLC
Beneficiary’s Address: (SWIFT Field 59)	2100 Riveredge Parkway, Suite 500, Atlanta, GA 30328, United States

5.4
Subject to any agreement among the Managers relating to reallocation (which shall not operate in any way to bind the Selling Shareholder), nothing in this Clause 5 shall oblige any Manager to pay any amount in excess of the Offer Price multiplied by the number of Offer Shares for which it is obliged to procure purchasers for, or to purchase itself pursuant to Clause 3.

5.5
For the avoidance of doubt, no payment will be required on the First Closing Date in respect of any Ordinary Shares in respect of which overallotments have been made except to the extent of any Option Shares to be sold on such date pursuant to an exercise of the Overallotment Option.

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6	Conditions

6.1	The obligations of the Managers under Clauses 3.1 and 5.1 of this Agreement are subject to the following conditions:

6.1.1
Warranties: the Warranties on the part of the Company and the Selling Shareholder contained in this Agreement being true and accurate in every respect and not misleading on and as of the Launch Date, the date of any supplementary prospectus, the Pricing Date and the First Closing Date, as though they had been given and made on such date by reference to the facts and circumstances then subsisting;

6.1.2
Compliance: the Company and the Selling Shareholder having complied with their respective obligations under this Agreement or under the terms or conditions of the Global Offer which fall to be performed on or prior to the First Closing Date;

6.1.3	Approval of Prospectus: the approval of the Prospectus by the AFM pursuant to the Prospectus Rules being in full force and effect;

6.1.4
Amendments and supplements: any supplementary prospectus which may be required pursuant to the Prospectus Rules having been prepared, approved by the AFM, passported into Belgium, France and Portugal and made available to the public in accordance with the Prospectus Rules and the terms of this Agreement prior to Admission;

6.1.5	Pricing Statement: the Pricing Statement having been published in accordance with the Prospectus Rules;

6.1.6	Receipt of documents: delivery of the documents referred to in Clause 4.1 as being deliverable on or prior to the First Closing Date in accordance with the terms set out in Clause 4.1;

6.1.7
Material Adverse Change: in the good faith opinion of the Joint Global Coordinators, following consultation where practicable with the Company and the Selling Shareholder, immediately prior to the First Closing Date there not having been a Material Adverse Change since the date of this Agreement (whether or not foreseeable at the date of this Agreement);

6.1.8
Transaction Agreements: the Transaction Agreements having been entered into and becoming and continuing to be enforceable against each of the parties thereto in accordance with their terms and not having been varied, supplemented, rescinded or terminated (in whole or in part) and there being no outstanding conditions to the completion of the Transaction other than conditions that will be satisfied on or prior to Admission;

6.1.9
Other Agreements: the Stock Lending Agreement and the Directors Lock-up Agreement having been entered into and becoming and continuing to be enforceable against each of the parties thereto in accordance with their terms and not having been varied, supplemented, rescinded or terminated (in whole or in part) prior to Admission;

6.1.10	Admission: Admission to trading on an “as-if-and-when-delivered” basis occurring not later than 8.00 a.m. on the First Trading Date; and

6.1.11
Reference Shareholders: each of the Reference Shareholders having complied with all its obligations under the Share Purchase Agreement and, to the extent applicable, the Reference Shareholders’ Agreement.

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6.2	Waiver of Conditions

The Joint Global Coordinators (for themselves and on behalf of the other Managers) may in their discretion waive compliance with the whole or any part of any of the conditions in Clause 6.1 (other than Clauses 6.1.3 and 6.1.10 by notice in writing to the Company and the Selling Shareholder.

6.3	Non-Satisfaction or Waiver

If, by the time specified in this Agreement (or such later time and/or date as the Joint Global Coordinators (on behalf of the Managers) may agree) any of the conditions set out in Clause 6.1 have not been fulfilled or waived in writing by the Joint Global Coordinators (on behalf of the Managers), this Agreement and all obligations of each of the parties hereunder shall immediately cease to have any effect, save that:

6.3.1	the preceding provisions of this Clause 6.3 shall be without prejudice to any accrued rights or obligations of any party under this Agreement;

6.3.2	the Selling Shareholder shall pay the costs and expenses specified in Clause 9;

6.3.3	the provisions of Clauses 1, 8, 9, 10, 12, 13, 16, 17, 18 and 19 shall remain in full force and effect.

6.4
The obligations of the Joint Global Coordinators and the other Managers under Clauses 3.3 and 5.2 in respect of Option Shares to be sold and delivered on the Option Closing Date are subject to the satisfaction or waiver of the following conditions (the “Option Conditions”) by 8.00 a.m. on the Option Closing Date (or such later time as the Joint Global Coordinators (on behalf of the Managers) may agree):

6.4.1
Conditions to First Closing Date: each of the conditions set out in Clause 6.1 having been satisfied or waived and this Agreement not having been terminated in accordance with its terms on or before the Option Closing Date;

6.4.2
Warranties: the Warranties on the part of each of the Company and the Selling Shareholder contained in this Agreement being true and accurate in every respect and not misleading on and as of the Option Closing Date, as though they had been given and made on such date by reference to the facts and circumstances then subsisting;

6.4.3
Compliance: the Company and the Selling Shareholder having complied with their respective obligations under this Agreement or under the terms or conditions of the Global Offer which fall to be performed on or prior to the Option Closing Date; and

6.4.4	No Cancellation of listing: Admission and dealings in the Ordinary Shares not having been terminated or suspended.

6.5
If, by the time specified in this Agreement (or such later time and/or date as the Joint Global Coordinators (on behalf of the Managers) may agree) any of the Option Conditions have not been fulfilled or waived in writing by the Joint Global Coordinators, the obligations of each of the parties in respect of the sale, delivery and payment for the Option Shares under Clauses 3.3, 4.7, and 5.2 shall cease to have any effect and the other provisions of this Agreement shall continue to be in full force and effect.

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7	Undertakings

7.1	Delivery of Prospectus

The Company will promptly deliver to the Joint Global Coordinators for distribution to each of the other Managers, from time to time as requested, as many copies (free of charge) of the Prospectus and any supplements or amendments thereto together with any other documentation relating to the Global Offer, as they may reasonably request.

7.2	Amendments and supplements to Offer Documents

The Company and the Selling Shareholder will comply with all applicable laws and regulations, including but not limited to the AFM rules and regulations, the Prospectus Rules, the Listing Rules, the Dutch Financial Supervision Act and the Securities Act, so as to permit the completion of the distribution of the Offer Shares as contemplated in this Agreement and in the Offer Documents. If at any time prior to Admission: (i) any event occurs or condition exists as a result of which it is necessary, in the opinion of the Joint Global Coordinators, the Company or their respective legal advisers, to amend or supplement any Offer Document in order that such Offer Document will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they were made; or (ii) there arises or is noted any matter referred to in Section 5:23 of the Dutch Financial Supervision Act of which the Company is, or becomes, aware and which requires the Company to deal with such change or matter in accordance with Section 5:23 of the Dutch Financial Supervision Act, the Prospectus Rules and/or the Listing Rules; or (iii) it is necessary to amend or supplement any Offer Document in order to comply with the requirements of the Regulators, the Prospectus Rules, the Disclosure and Transparency Rules, the Dutch Financial Supervision Act and/or the Listing Rules, or other appropriate law or regulation, as the case may be, the Company and the Selling Shareholder will, at their own expense:

7.2.1	promptly bring such event or condition to the notice of the Joint Global Coordinators;

7.2.2	prepare an amendment or supplement as may be necessary in order to correct such statement or omission or to make such Offer Document comply with such requirements;

7.2.3	consult with the Joint Global Coordinators as to the contents of such amendment or supplement and comply with all reasonable requirements of the Joint Global Coordinators in relation thereto;

7.2.4
file with the AFM or other applicable authority any supplementary prospectus or other document required to be so filed, passport it into Belgium, France and Portugal, and publish such prospectus or other document as may be required by the Prospectus Rules or by other applicable law;

7.2.5	make such announcements or despatch such communications, and/or take such other steps as the Joint Global Coordinators reasonably consider necessary or desirable; and

7.2.6	promptly furnish to the Joint Global Coordinators such number of copies of such amendment or supplement and any such communications or announcements as they may reasonably request.

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7.3	Company announcements

7.3.1
The Company undertakes not to make or despatch (and will not authorise any other person to make or despatch) any public announcement, statement, notice or communication (written or oral) concerning the Company or a Group Company or the Global Offer or otherwise relating to the assets, liabilities, profits, losses, financial or trading conditions or the earnings, business affairs or business prospects of the Company or the Group which is or may be material in the context of the business or affairs of the Company or the Group or in relation to the Global Offer or the issue, offer or sale of the Offer Shares (for the avoidance of doubt, excluding announcements, statements, notices and communications made in the ordinary course of the Company’s activities as a stock exchange company) between the date hereof and the H1 2014 Results Date (inclusive) (i) unless such announcement, statement, notice or communication is accurate, not misleading and consistent with the information in the Prospectus and (ii) without having first furnished to the Joint Global Coordinators a copy of each such proposed announcement, statement, notice or communication as far in advance of the announcement as reasonably practicable to enable them to comment thereon (it being understood that the Company has no obligation to take into account any such comments) and, only with respect to announcements, statements, notices and communications made or despatched between the date hereof and the earlier of (A) the date on which the Joint Global Coordinators exercise the Overallotment Option, and (B) the Stabilisation Period End Date, having had the Joint Global Coordinators’ consent (not to be unreasonably withheld) as to its contents and the timing and manner of its release.

7.3.2
The Company undertakes not to make or despatch (and will not authorise any other person to make or despatch) any public announcement or communication containing a reference to any of the Managers in its role as underwriter and Joint Global Coordinator, Joint Bookrunner or Lead Manager in connection with the Global Offer without having received the prior consent of the Managers.

7.3.3
This Clause 7.3 shall not apply to any such public announcement or communication if and to the extent that it is required by law or by the AFM or by the Exchanges, provided that prior to the making or despatch thereof the Company shall (where practicable) consult with the Joint Global Coordinators (on behalf of the Managers) as to the content, timing and manner of making or despatch thereof and the Company shall take into account all reasonable requirements on the Joint Global Coordinators’ part in relation thereto.

7.4	Selling Shareholder announcements

7.4.1
Between the date hereof and the H1 2014 Results Date (inclusive), the Selling Shareholder undertakes that it will and will cause all other parties acting on its behalf to obtain the written approval of the Joint Global Coordinators (on behalf of the Managers) prior to issuing any public announcement or participating in any press or other financial conference which relates to the Global Offer.

7.4.2
The Selling Shareholder undertakes not to make or despatch (and will not authorise any other person to make or despatch) any public announcement, statement, notice or communication (written or oral) containing a reference to any of the Managers in its role as underwriter and Joint Global Coordinator, Joint Bookrunner or Lead Manager in connection with the Global Offer (i) unless such announcement, statement, notice or communication is accurate, not misleading and consistent with the information in the Prospectus and (ii) without having received the prior consent of the Managers.

7.4.3
Clause 7.4.1 shall not apply to any such public announcement or communication if and to the extent that it is required by law or by the AFM, by the Exchanges or by the SEC, provided that prior to the making or despatch thereof the Selling Shareholder shall (where practicable) consult with the Joint Global Coordinators (on behalf of the Managers) as to the content, timing and manner of making or despatch thereof, and the Selling Shareholder shall take into account all reasonable requirements on the Joint Global Coordinators’ part in relation thereto.

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7.5	Commitments and arrangements

The Company undertakes to each of the Managers that it will not, and shall procure that each Group Company will not, between the date hereof and the H1 2014 Results Date (inclusive), enter into any agreement, commitment or arrangement which is or may be material in the context of the business or affairs of the Group or in relation to the Global Offer or the issue, offer or sale of the Offer Shares (for the avoidance of doubt, excluding agreements, commitments and arrangements entered into in the ordinary course of the Company’s activities as a stock exchange company) without first having notified (as far in advance as reasonably practicable) the Joint Global Coordinators (on behalf of the Managers) of any intention to do so and, if practicable, having consulted with the Joint Global Coordinators in relation to the same.

7.6	Further information

The Company undertakes to notify and (where practicable and not in breach of its legal or regulatory obligations) consult with the Joint Global Coordinators if, in the period from the date of this Agreement until the H1 2014 Results Date, it comes to the Company’s attention that there may be any incorrect public statement or a “misunderstanding or confusion or lack of clarity regarding a subject that is material for an investment decision” (“een onjuist beeld dan wel verwarring of onduidelijkheid heerst omtrent een onderwerp dat voor de beleggingsbeslissing van belang is”), within the meaning of the World Online ruling of the Dutch Supreme Court of 27 November 2009 (NJ 2014/201), in connection with the Company or the Global Offer.

7.7	No distribution

Except with the prior written consent of each of the Joint Global Coordinators (on behalf of the Managers), the Company will not, prior to the Completion Date, declare, make or pay any dividend or other distribution on any of its share capital or increase, reduce or modify any part of its share capital.

7.8	Company lock-up

The Company will not, except as set forth below, from the date hereof until 180 days from the First Closing Date, without the prior written consent of a majority of the Joint Global Coordinators (acting on behalf of the Managers): (A) directly or indirectly, issue, offer, pledge, sell, contract to sell, sell or grant any option, right, warrant or contract to purchase, exercise any option to sell, purchase any option or contract to sell, or lend or otherwise transfer or dispose of any Ordinary Shares or other shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares or other shares of the Company or file any registration statement under the Securities Act or any similar document with any other securities regulator, stock exchange or listing authority with respect to any of the foregoing; (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Ordinary Shares or other shares of the Company, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; (C) publicly announce such an intention to effect any such transaction; or (D) submit to its shareholders or any other body of the Company a proposal to effect any of the foregoing. The foregoing shall not apply to: (i) the sale of the Employee Shares in the Employee Offering; (ii) any Ordinary Shares issued or options to purchase or subscribe for Ordinary Shares granted pursuant to employee or directors’ long-term incentive and stock option plans and liquidity reinvestment plans. For the avoidance of doubt, the foregoing limitation shall not restrict the Company’s ability to acquire its own Ordinary Shares.

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7.9	Selling Shareholder lock-up

The Selling Shareholder will not, except as set forth below, for a period from the date hereof until 180 days from the First Closing Date, without the prior written consent of a majority of the Joint Global Coordinators (acting on behalf of the Managers): (A) directly or indirectly, offer, pledge, sell, contract to sell, sell or grant any option, right, warrant or contract to purchase, exercise any option to sell, purchase any option or contract to sell, or lend or otherwise transfer or dispose of any Ordinary Shares or other shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares or other shares of the Company or request or demand that the Company file any registration statement under the Securities Act or any similar document with any other securities regulator, stock exchange or listing authority with respect to any of the foregoing; (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Ordinary Shares or other shares of the Company, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; (C) publicly announce such an intention to effect any such transaction; or (D) submit to the Company’s shareholders or any other body of the Company a proposal to effect any of the foregoing. The foregoing shall not apply to: (i) the sale of the Firm Shares and the Option Shares in the Offering; (ii) the lending of Ordinary Shares to the Joint Global Coordinators (acting on behalf of the Managers) pursuant to the Stock Lending Agreement; (iii) any transfer of Ordinary Shares to any legal successors following a merger, liquidation, demerger or similar transaction, provided that such transferee shall continue to be bound by the foregoing restrictions for the remained of the lock-up period; (iv) any transfer of Ordinary Shares following the acceptance of a public takeover bid in respect of the Ordinary Shares; or (v) any transfer of Ordinary Shares by ICE Europe to its corporate Affiliates, provided that each such transferee shall continue to be bound by the foregoing restrictions for the remainder of the lock-up period.

7.10	Directors Lock-up

The Company undertakes to procure that each of the Directors shall be bound and comply with the provisions of the Directors Lock-up Agreement.

7.11	Use of proceeds

The Selling Shareholder shall not, directly or indirectly, use the net proceeds received by it from the sale of the Offer Shares, or lend, contribute or otherwise make available such proceeds to any Affiliate, subsidiary, joint venture partner or other person or entity, for the purpose of funding or facilitating, directly or indirectly, any business activities whatsoever with, or for the benefit of, a government, national, resident or legal entity that at the time of such funding or facilitation is subject to any Sanctions (including persons listed on Sanctions Lists); nor will it use the proceeds in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Global Offer whether as underwriter, investor or otherwise).

7.12	Company compliance with US and other laws

The Company undertakes as follows:

7.12.1
Directed selling efforts: Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf (which, for the avoidance of doubt, shall not include the Managers and the Selling Shareholder and their respective officers and directors in respect of whom no undertaking is made), will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Ordinary Shares.

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7.12.2
No registration: Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf (which, for the avoidance of doubt, shall not include the Managers and the Selling Shareholder and their respective officers and directors in respect of whom no undertaking is made), will, directly or indirectly, make offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, under circumstances that would require the registration of the Ordinary Shares under the Securities Act.

7.12.3
Rule 144A information: The Company agrees that for so long as any of the Offer Shares remain outstanding and are “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act) during any period in which it is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, it will provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, upon the request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act.

7.12.4
Restriction on resales: For so long as any Offer Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will not, and will procure that its Affiliates do not, resell in the United States any Offer Shares that have been reacquired by any of them.

7.12.5
Qualification for sale: The Company will arrange for the qualification of the Offer Shares for offer and sale by the Managers through their Affiliates or agents under the laws of such states of the United States or other jurisdictions as the Joint Global Coordinators may agree with the Company and the Selling Shareholder  and shall maintain such qualifications in effect for so long as required for the offering and resale of the Offer Shares, provided, however, that, in connection therewith, the Company shall not be obliged to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified. The Company will immediately advise the Joint Global Coordinators of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offer Shares, for sale in any jurisdiction or the initiation or threatening of any proceedings for such purposes.

7.12.6
Rule 144A eligible securities: For so long as the Offer Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will not become an “open-end company”, “unit investment trust” or “face-amount certificate company”, as such terms are defined in, and that it is not registered or required to be registered under Section 8 of, the US Investment Company Act of 1940, as amended.

7.12.7	PFIC: The Company will not become a “passive foreign investment company” within the meaning of Section 1297 of the US Internal Revenue Code of 1986.

7.12.8
Stabilisation: Neither the Company nor any of its Affiliates, (which, for the avoidance of doubt, shall not include the Managers and the Selling Shareholder and their respective officers and directors in respect of whom no undertaking is made), nor any person acting on its or their behalf, will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation, in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offer Shares.

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7.13	Selling Shareholder compliance with US and other laws

The Selling Shareholder undertakes as follows:

7.13.1
Directed selling efforts: Neither it nor any of its Affiliates, nor any person acting on its or their behalf, will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Ordinary Shares.

7.13.2
Restriction on resales: For so long as any Offer Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, it will not, and will procure that its Affiliates do not, resell in the United States any Offer Shares reacquired by any of them.

7.13.3
Stabilisation: It has not taken, and will not take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation, in violation of applicable laws or manipulation, of the price of any security of the Company to facilitate the sale or resale of the Offer Shares.

7.14	Each of the Managers severally and not jointly, agree to the selling restrictions as set out in Schedule 5.

8	Commissions

8.1
Subject to the conditions in Clause 6 having been satisfied or waived and this Agreement not having been terminated in accordance with its terms prior to the First Closing Date, the Selling Shareholder undertakes to pay each of the Managers, on the First Closing Date the amounts of commissions and fees provided for in the relevant Engagement Letter.

8.2
Following any exercise of the Overallotment Option and subject to the Option Conditions having been satisfied or waived and this Agreement not having been terminated in accordance with its terms prior to the Option Closing Date, the Selling Shareholder undertakes to pay to each of the Managers, on the Option Closing Date, the amounts of commissions and fees provided for in the relevant Engagement Letter.

8.3
The commissions and fees to be paid pursuant to clauses 8.1 and 8.2 above shall be paid to each of the Managers separately within 20 days upon receipt by the Selling Shareholder of each Manager’s invoice.

9	Costs and expenses

9.1	Selling Shareholder costs and expenses

In addition to the commissions referred to in Clause 8, the Selling Shareholder will pay, or cause to be paid (whether or not the Managers’ obligations under this Agreement become unconditional or are terminated) in accordance with the Engagement Letters, all costs, charges, fees and expenses in connection with or incidental to the Global Offer, Admission and the arrangements contemplated by this Agreement (without limitation), which may include:

9.1.1	all fees and expenses payable or incurred in connection with Admission (including listing fees);

9.1.2
all costs and expenses payable in connection with the preparation, printing, distribution and, where applicable, filing of each of the Offer Documents (or any supplement or amendments thereto), this Agreement and any other document relating to the Global Offer;

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9.1.3
all filing fees and other related expenses in connection with the qualification of the Offer Shares for offering and sale in any jurisdiction pursuant to the Global Offer (including, without limitation, all fees and expenses in relation to advice received from any overseas lawyers in relation to the Global Offer);

9.1.4	the cost of preparing and despatching any certificates in respect of the Offer Shares;

9.1.5	all fees and expenses payable to Euroclear, any transfer agent, registrar or depository;

9.1.6	all legal and other professional fees, disbursements and expenses incurred by the Selling Shareholder;

9.1.7	all legal, accounting, valuation, actuarial, insurance, environmental and other professional fees, disbursements and expenses, including the legal expenses of each of the Managers;

9.1.8	all costs and expenses relating to any roadshows, printing, public relations, marketing and advertising expenses, courier, postage and telecommunications expenses;

9.1.9
all travel and other out-of-pocket expenses incurred by each of the Managers (including (i) DealAxis/Bookbuilder costs and (ii) such expenses incurred by their legal advisers) in connection with the Global Offer, Admission and the arrangements referred to in, or contemplated by, this Agreement and any agreement among the Managers;

9.1.10	all VAT payable by the Company pursuant to Clause 10;

9.1.11	all Stamp Taxes (together with interest and penalties payable thereon) and VAT payable by the Selling Shareholder pursuant to Clause 10; and

9.1.12
all other costs and expenses incurred by the Company or the Selling Shareholder arising out of or incidental to the Global Offer and the arrangements referred to in, or contemplated by, this Agreement.

The Selling Shareholder undertakes to reimburse all such costs and expenses incurred by the Managers within 20 days upon receipt of duly documented evidence of such cost or expense.

10	Taxes

10.1	Selling Shareholder undertakings on Stamp Taxes

10.1.1
The Selling Shareholder (or failing which the Company) undertakes to pay to the Joint Global Coordinators (on behalf of the Managers) not later than five (5) days before the same becomes due to any relevant Taxation authority an amount equal to any Stamp Taxes, together with any interest and penalties arising in connection with:

(i)	the execution and delivery of this Agreement or the Stock Lending Agreement; and

(ii)	the transactions contemplated by this Agreement or the Stock Lending Agreement

10.1.2	The undertaking in Clause 10.1.1, shall not apply to United Kingdom stamp duty unless:

(i)	stamp duty reserve tax would be chargeable in connection with the relevant transaction if such stamp duty were not paid; or

(ii)
such stamp duty is paid in order to produce the stamped instrument before any court, arbitrator, referee or public authority and such instrument could not be given in evidence or relied on before such court, arbitrator, referee or public authority without the payment of such duty.

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10.2	Value Added Tax

10.2.1
Where under the terms of this Agreement the Company or, as the case may be, the Selling Shareholder is liable to indemnify or reimburse or otherwise compensate the Joint Global Coordinators or the other Managers (or any of them) in respect of any costs, charges, expenses, losses or other amounts (a “Relevant Cost”), the payment shall  include  an  amount equal to any VAT thereon not otherwise recoverable by the recipient or the representative member of any VAT group of which it forms part, subject to that person or representative member using all reasonable endeavours to recover such amount of VAT as may be practicable. If the Relevant Cost relates to a supply made to the Joint Global Coordinators or the Managers (or any of them) in their capacity as agents of the Company or, as the case may be, the Selling Shareholder, which is treated for VAT purposes as a supply made direct to the Company or, as the case may be, the Selling Shareholder, the Joint Global Coordinators or the other Managers (or any of them) shall use reasonable endeavours to procure that the supplier issues to the Company or, as the case may be, the Selling Shareholder a valid VAT invoice in respect of the Relevant Cost.

10.2.2
If any payment from the Company or, as the case may be, the Selling Shareholder under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due, unless the reverse charge procedure applies, subject to provision of a valid VAT invoice.

10.3	Deductions and withholding taxes

All sums payable and/or contributions to be made by the Company and the Selling Shareholder under this Agreement shall be paid free and clear of all deductions, withholdings, whatsoever for on account of Taxation save only as may be required by law. If any such deductions or withholdings are required by law the Company or the Selling Shareholder, respectively, shall be obliged to pay or contribute to the recipient such sum as will after such deduction or withholding has been made leave that recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

The recipient or expected recipient of a payment or contribution under this Agreement shall claim from the appropriate Taxation authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to this Clause 10.3 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

If the recipient of a payment made under this Agreement receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid to it pursuant to this Clause 10.3 as the recipient of the payment certifies in good faith to the payer will leave it (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding.

Nothing in this Clause 10.3 shall oblige a recipient to disclose any information it reasonably considers confidential.

10.4	Gross up

Where any payment or contribution is made by the Company or the Selling Shareholder under this Agreement (other than any Commissions payable under Clause 8) and that sum is subject to a charge to Taxation (other than any Taxation in respect of the recipient’s actual net income or profits) in the hands of the recipient (or would be in the absence of any reliefs) then the sum payable shall be increased to such sum as will ensure that

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10.4.1	after payment of such Taxation (including any Taxation which would have been charged in the absence of any reliefs); and

10.4.2	after giving credit for any relief available to the recipient in respect of the matter giving rise to the payment the recipient shall be left in no better or worse position in relation to Taxation than it would have been in had the matter giving rise to the relevant payment or contribution not occurred..

This Clause shall not apply to the extent that the amount of the payment or contribution has already been increased to take account of the Taxation that will or would be charged on receipt.

For the purposes of this Clause, the amount of relief shall be calculated having regard to the time and the extent to which the relevant relief is expected to be or would otherwise have been reasonably expected to be utilised.

Nothing in this Clause 10.4 shall oblige a recipient to disclose any information it reasonably considers confidential.

11	Representations and Warranties

11.1	Company Warranties

The Company represents, warrants and undertakes to each of the Managers in terms of the Warranties set out in Part A of Schedule 2 being true, accurate and not misleading.

11.2	Selling Shareholder Warranties

The Selling Shareholder represents, warrants and undertakes to each of the Managers in terms of the Warranties set out in Part B of Schedule 2 being true, accurate and not misleading.

11.3	Manager Warranties

Each of the Managers severally and not jointly, represents, warrants and undertakes to each of the Company and the Selling Shareholder in terms of the selling restrictions set out in Schedule 5.

11.4	Repetition of Warranties

The representations, warranties and undertakings given pursuant to Clauses 11.1 to 11.2 are given as at the date of this Agreement and shall be deemed to be repeated and given as at each of the date of the Prospectus, the Launch Date, the date of any supplementary prospectus, the First Closing Date and the Option Closing Date by reference to the facts and circumstances prevailing at such time and references to any of the Offer Documents shall be construed to mean such document as if dated as at such date and as amended by any amendment or supplement prepared, issued and published in compliance with applicable law and the terms of this Agreement prior to such date.

11.5	Effect of certificates

Each of the certificates to be delivered pursuant to paragraphs Error! Reference source not found. and 14 of Part A of Schedule 3 and paragraphs 1 and 3 of Part B of Schedule 3 will have effect as a representation and warranty, as of its date, by the Company and the Selling Shareholder, to each of the Managers as to the matters contained therein.

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11.6	Warrantor undertakings

Each Warrantor undertakes to each of the Managers to promptly give notice to the Joint Global Coordinators (on behalf of the Managers) if it becomes aware of a fact or circumstance which constitutes a breach of the Warranties given by it or has caused or would or might cause any Warranty given by it to become untrue, inaccurate or misleading at any time (by reference to the facts and circumstances existing at that time) on or before the Completion Date or if it becomes aware, on or before the Completion Date, of a fact or circumstances which would or might give rise to a Claim under any of the indemnities as contained in, or given pursuant to Clause 12 or any other provision of this Agreement.

11.7
If at any time prior to the Completion Date, any of the Managers (i) receives notice of the type referred to in Clause 11.6 or (ii) becomes aware that any of the representations, Warranties or undertakings set out in this Clause 11 or Schedule 2 was, is, has become or is reasonably likely to become untrue, inaccurate, misleading or breached in any respect which, in its sole opinion, is material, the Joint Global Coordinators (on behalf of the Managers) may (without prejudice to their right to terminate this Agreement pursuant to Clauses 14 and 16 and without prejudice to the conditions set out in Clause 6) require the Company and the Selling Shareholder at their own expense to amend, update or supplement the Prospectus (after having consulted with the Joint Global Coordinators as to the contents of such amendment or supplement and complied with all reasonable requirements of the Joint Global Coordinators in relation thereto) and/or require the Company at its own expense to make such Announcements or despatch such communications, and/or take such other steps as it reasonably considers necessary or desirable in connection with the untruth, inaccuracy or misleading nature of the representation, warranty or undertaking concerned.

12	Indemnities and exclusions of liability

12.1
The Company hereby undertakes with each of the Managers and their respective Affiliates, including their respective directors, officers, employees and agents, in each case whether present or future (each an “Indemnified Person” and in relation to each Manager, its “Indemnified Persons”) to indemnify and hold each Indemnified Person harmless from and against all and any Claims and Losses which any Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any Claim (whether or not such Indemnified Person is an actual or potential party to such Claim), or in establishing any Claim or mitigating any Loss on its part or in seeking advice regarding any Claim or in any other way in connection with or related to the indemnity contained in this Clause 12.1 which shall be additional and without prejudice to any rights which such Indemnified Person may have at common law or otherwise and which arise, directly or indirectly, in connection with or out of:

12.1.1
there being any untrue statement or alleged untrue statement of a material fact in the Offer Documents (or any of them) or an omission or alleged omission to state in any of the Offer Documents a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading except insofar as such Losses or Claims are caused by any such untrue statement or omission contained in the information supplied by the Managers and listed in Schedule 7 hereto;

12.1.2
the Offer Documents (or any of them) not containing or fairly presenting, or being alleged not to contain or to fairly present, all the information required by, or in a manner required by, law or regulation to be stated therein;

12.1.3
any actual or alleged breach by the Company of any of its obligations under this Agreement (including, for the avoidance of doubt, any actual or alleged breach by the Company of any of the Warranties or undertakings contained or referred to in this Agreement, and any circumstances constituting such a breach), or under the arrangements contemplated by the Offer Documents, or any of them, or under any other agreement to be entered into by the Company in connection with the Global Offer or Admission;

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12.1.4
any actual or alleged failure by the Company or any of its Directors, agents, employees or advisers to comply with the rules and regulations of the Exchanges or any other applicable requirement or statute, law or regulation in any jurisdiction in relation to the offering of the Offer Shares;

12.1.5
the distribution, issue or approval of the Offer Documents or any of them, or any other documents or materials in connection with the Global Offer and/or Admission, including any statement contained in any document issued by or on behalf of the Company, information provided or publicly generated (in writing or orally), not being, or being alleged not to be, complete, true, accurate, fair and reasonable or being, or being alleged to be, misleading; or

12.1.6
the offering of the Firm Shares to retail investors in the Netherlands, Belgium, France or Portugal, provided, however, that no Indemnified Person shall be entitled to be indemnified by any Indemnifying Party in respect of any Claims or Losses under this Clause 12.1.6 to the extent that they are judicially determined in a final adjudication by a court of competent jurisdiction to result primarily from the wilful default or gross negligence of such Indemnified Person, in which case such Indemnified Party shall repay to the relevant Indemnifying Party any amount received from such Indemnifying Party in respect of such Claims or Losses pursuant to this Clause 12.1.6.

12.2
The Selling Shareholder shall indemnify each Indemnified Person against all Claims which may be instituted, made, threatened or alleged against or otherwise involve, any Indemnified Person and all Losses suffered by such Indemnified Person including (without limitation) all Losses which any Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any Claim (whether or not such Indemnified Person is an actual or potential party to such Claim), or in establishing any Claim or mitigating any Loss on its part or in seeking advice regarding any Claim or in any other way in connection with or related to the indemnity contained in this Clause 12.2 which shall be additional and without prejudice to any rights which such Indemnified Person may have at common law or otherwise and which arise, directly or indirectly, in connection with or out of:

12.2.1
the actual or alleged breach by the Selling Shareholder of any of the representations, Warranties or undertakings given under this Agreement or of any other obligation of the Selling Shareholder pursuant to this Agreement; or

12.2.2
the Selling Shareholder Information containing any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

12.3
Each of the Company, with respect to the indemnity set out in Clause 12.1, and the Selling Shareholder, with respect to the indemnity set out in Clause 12.2, is herein referred to as an “Indemnifying Party”.

12.4	Exclusion of liability

Each party to this Agreement agrees that, without prejudice to any claim which it may have against any of the Managers, no claims may be threatened, brought or established against any director, officer or employee of any Indemnified Person in respect of the subject matter of this Agreement or the Global Offer.

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12.5	Conduct of Claims

12.5.1
Each Indemnified Person shall notify the relevant Indemnifying Party as soon as reasonably practicable of any Claim being made, taken or threatened, against any Indemnified Person which is reasonably likely to give rise to a Claim under Clause 12 and shall keep the relevant Indemnifying Party reasonably informed of progress in respect of any such Claim, including steps proposed to be taken to defend any related proceedings, and shall, to the extent reasonably practicable, consult with the relevant Indemnifying Party as to any such Claim, proceedings or steps and provide information and copies of such documents relating to the Claim as the Indemnifying Party may request, provided that such Indemnified Person shall not be under any obligation to provide the Indemnifying Party with a copy of any document which is or may be legally privileged. Any failure to notify the relevant Indemnifying Party, to keep the relevant Indemnifying Party informed or to consult with the relevant Indemnifying Party as aforesaid shall not relieve the relevant Indemnifying Party of any obligations under this Agreement except to the extent that the relevant Indemnifying Party is materially prejudiced by such omission and shall not relieve the relevant Indemnifying Party of any other obligation or liability that the relevant Indemnifying Party may have to any Indemnified Person otherwise than under this Agreement.

12.5.2
Each Indemnified Person shall not admit liability in relation to or settle any such Claim without the prior written consent of the relevant Indemnifying Party (such consent not to be unreasonably withheld or delayed).

Each Indemnifying Party agrees that it shall not, without the prior written consent of the Joint Global Coordinators (on behalf of the Managers) settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim or action in respect of which indemnification may be sought under this Clause 12 (whether or not any of the Managers is an actual or potential party to such Claim), unless such settlement, compromise or consent:

(a)	includes an unconditional release of the Managers from all liability arising out of such Claim; and

(b)	does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any of the Managers

12.5.3	If the relevant Indemnifying Party so elects, subject to:

(i)	the relevant Indemnified Person’s insurers confirming that rights under its policies of insurance will not be prejudiced; and

(ii)	the relevant Indemnified Person being indemnified to its reasonable satisfaction against any cost, claim or expense which it might suffer or incur,

the Indemnifying Party may assume the defence of the action with legal advisers chosen by it and approved by the relevant Indemnified Person. Notwithstanding such election such Indemnified Person may employ separate legal advisers, and the Indemnifying Party shall bear the reasonable and documented fees and expenses of such separate legal advisers if:

(i)
the use of the legal advisers chosen by the Indemnifying Party to represent such Indemnified Person would present such legal advisers with a conflict of interest (based upon advice of counsel to such Indemnified Person);

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(ii)
the actual or potential defendants in, or targets of, any such action include both the relevant Indemnified Person and the Indemnifying Party and such Indemnified Person concludes that there may be legal defences available to it which are different from or additional to those available to the Indemnifying Party (based upon advice of counsel to the relevant Indemnified Person);

(iii)
the Indemnifying Party shall not have employed legal advisers satisfactory to the relevant Indemnified Person to represent the Indemnifying Party within reasonable time after notice of the institution of such action; or

(iv)	the Indemnifying Party authorises the relevant Indemnified Person to employ separate legal advisers at the expense of the Indemnifying Party.

12.6
If the Indemnifying Party assumes the defence of the action, the Indemnifying Party shall not be liable for any fees and expenses of legal advisers of the relevant Indemnified Person incurred thereafter in connection with the action, except as stated above.Each Indemnifying Party shall promptly notify the Joint Global Coordinators (on behalf of the Managers) of any limitation, restriction or exclusion (whenever arising and whether relating to the time period during which a Claim can be made, the quantum of a Claim or otherwise) on the extent to which the Indemnifying Party and/or any of its Affiliates may claim against any third party or parties and/or of any waiver or release of any right of the Indemnifying Party or any Group Company or any of their respective Affiliates to so claim (each a “Limitation”) in respect of anything which may arise, directly or indirectly, out of or is based upon or is in connection with the Global Offer, Admission or the subject matter of the obligations or services to be performed under this Agreement or in connection with the Global Offer or Admission by any of the Managers on their behalf.

12.7	If any Indemnifying Party enters into any Limitation, that Indemnifying Party shall:

12.7.1
not be entitled to recover any amount from any Indemnified Person which, in the absence of such Limitation, the relevant Manager would have been entitled to recover pursuant to the Civil Liability (Contribution) Act 1978;

12.7.2	indemnify each Indemnified Person in respect of any increased liability to any third party which would not have arisen in the absence of such Limitation; and

12.7.3	take such other action as any of the Managers may require to ensure that the Indemnified Person is not prejudiced as a consequence of such agreement or arrangement.

13	Contribution

13.1
If the indemnification provided for in Clause 12 is for any reason (including because such indemnification would be contrary to public policy) unavailable or insufficient to hold harmless an Indemnified Person in respect of any Losses referred to therein, save where such insufficiency arises from any limitation to or exclusion of liability for indemnification pursuant to Clause 12.4, then the relevant Indemnifying Party shall, subject always to Clause 13.6, contribute to the aggregate amount of such Losses incurred by such Indemnified Person, in each case as incurred:

13.1.1	in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and each of the Managers on the other hand from the Global Offer; or

13.1.2
if the allocation provided by Clause 13.1.1 is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Clause 13.1.1 but also the relative fault of the Indemnifying Party on the one hand and each of the Managers on the other hand, in connection with the matters which resulted in such Losses, as well as any other relevant equitable considerations.

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13.2
The benefits received by the Indemnifying Party on the one hand and each of the Managers on the other hand, in connection with the Global Offer shall be deemed to be in the same respective proportions as, with respect to the Indemnifying Party, the total net proceeds from the Global Offer (before deducting expenses) received by the Selling Shareholder and, with respect to each of the Managers, the total fees and commissions received by each of the Managers, bear to the total gross proceeds from the Global Offer.

13.3
The relative fault of the Indemnifying Party on the one hand and each of the Managers on the other hand will be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by any of the Managers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

13.4
Each Indemnifying Party and each of the Managers agrees that it would not be just and equitable if a contribution pursuant to this Clause 13 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Clause 13.

13.5	Notwithstanding any other provision of Clauses 12 and 13.1 to 13.4:

13.5.1
no Indemnified Person shall be entitled to recover from any individual party more by way of a contribution under Clauses 12 and 13.1 to 13.4 than it would have been able to recover from such party had the indemnities in Clause 12 been available to such Indemnified Person; and

13.5.2
no Indemnifying Party shall be liable to pay any amount pursuant to Clauses 12 and 13.1 to 13.8 in excess of the amount it would have been liable to pay had the indemnities in Clause 12 been available to such Indemnified Person.

13.6
Notwithstanding the provisions of Clauses 12 and 13.1 to 13.4, none of the Managers shall be required to contribute any amount in excess of the amount by which the total gross proceeds from the Global Offer underwritten by them under this Agreement exceed the amount of any damages which the relevant Manager has otherwise been required to pay and has actually paid by reason of any untrue or alleged untrue statement or omission or alleged omission.

13.7
No person guilty of fraud or fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to any contribution from any person who was not guilty of such fraud or fraudulent misrepresentation.

13.8
For the purposes of Clauses 12 and 13.1 to 13.4, each Indemnified Person shall have the same rights to contribution as the Manager to which it is affiliated. The respective obligations of the Managers to contribute pursuant to Clauses 12 and 13.1 to 13.4 are several in proportion to the number of Firm Shares underwritten by each of them hereunder, and not joint nor joint and several.

13.9
Each of the Managers agrees on its behalf and on behalf of each of their Indemnified Persons that, in the event that more than one of them has a Claim arising out of the same facts under this Clause 13, it will consult with the other Managers as to whether it is appropriate to conduct such Claims jointly.

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13.10	No Double Recovery

No Indemnified Person shall be entitled to recover the same item more than once under Clauses 9, 10, 11, 12 and 13.

14	Termination

14.1	If, in the case of the Firm Shares, at any time before the First Closing Date (or, in the case of any Option Shares, the Option Closing Date):

14.1.1
any statement contained in any Offer Document, when taken together with the information contained in the Disclosure Package, is or has become or has been discovered to be untrue, incorrect or misleading in any material respect, or any matter has arisen which would, if the Offer Documents, when taken together with the information contained in the Disclosure Package, were to be issued at that time, constitute a material inaccuracy or omission therefrom;

14.1.2	any matter has arisen which would require the publication of a supplementary prospectus pursuant to the Prospectus Rules;

14.1.3	there has been a breach by the Company or the Selling Shareholder of any of the Warranties or undertakings contained in this Agreement or any other provisions of this Agreement;

14.1.4
in the opinion of the Joint Global Coordinators acting in good faith and following consultation where practicable with the Company and Selling Shareholder, there shall have been a Material Adverse Change (whether or not foreseeable at the date of this Agreement);

14.1.5
there shall have occurred or, in the opinion of the Joint Global Coordinators following consultation where practicable with the Company and the Selling Shareholder, it is reasonably likely that there will occur:

(i)
any material adverse change in the financial markets in France, the Netherlands, Belgium, Portugal, the United Kingdom or the United States, or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls; or

(ii)
suspension of, or occurrence of material limitations to, trading in any securities of the Company by the Exchanges or any exchange, or of trading generally on the Exchanges, the London Stock Exchange or the New York Stock Exchange, or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in France, the Netherlands, Belgium, the United Kingdom, Portugal or the United States; or

(iii)	any exchange controls having been imposed by France, the Netherlands, Belgium, Portugal, the United Kingdom or the United States; or

(iv)	declaration of a banking moratorium by France, the Netherlands, Belgium, Portugal, the United Kingdom or the United States;

and such event or circumstances makes it, in the judgment of the Joint Global Coordinators following consultation where practicable with the Company and the Selling Shareholder, impracticable or inadvisable to proceed with the Global Offer or the delivery of the Ordinary Shares pursuant to this Agreement or as contemplated by the Prospectus; or

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14.1.6	the application for Admission is refused by any of the Exchanges or, in the judgement of the Company and/or the Selling Shareholder, will not be granted, the Joint Global Coordinators (on behalf of the Managers) may in their absolute discretion following consultation if practicable with the Company and the Selling Shareholder:

14.1.7
allow the Global Offer to proceed on the basis of the Prospectus, subject, if the Joint Global Coordinators so request, to the publication by the Company of a supplementary prospectus, provided that the Company shall not publish or cause to be published any such supplementary prospectus without the prior written consent of the Joint Global Coordinators; or

14.1.8
give notice to the Company and the Selling Shareholder to terminate this Agreement (in the case of a notice given on or before the First Closing Date) or terminate the obligations of the Managers in relation to the Option Shares (in the case of a notice given after the First Closing Date).

14.2
In the event of the publication of a supplementary prospectus, the Joint Global Coordinators shall have the right by notice in writing to the Company and the Selling Shareholder (in addition to any right under Clauses 14.1 and 15.1.2 or otherwise to terminate this Agreement) to postpone the First Closing Date for such period, not exceeding five Business Days, as the Joint Global Coordinators shall determine in agreement with the Company and the Selling Shareholder.

14.3
If any notice is given by the Joint Global Coordinators to the Company and the Selling Shareholder pursuant to this Clause 14 prior to the First Closing Date, the Company and the Selling Shareholder shall, withdraw any application to the AFM for approval of the Prospectus and to the Exchanges for admission of the Ordinary Shares to listing and trading on their regulated markets.

14.4	If this Agreement is terminated pursuant to the provisions of this Clause 14, the obligations of each of the parties hereunder shall immediately cease to have any effect, provided that:

14.4.1	any accrued rights or obligations of any party under this Agreement and any of the other provisions of this Agreement shall continue to be in full force and effect;

14.4.2	the Selling Shareholder and the Company shall pay the costs and expenses specified in Clause 9; and

14.4.3	the provisions of Clauses 1, 8, 9, 10, 12, 13, 16, 17, 18 and 19 shall remain in full force and effect.

15	Default

15.1
If one or more of the Managers defaults in the performance of its obligations on a Closing Date to purchase Firm Shares under this Agreement (the “Defaulted Shares”), the Joint Global Coordinators shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements for one or more of the other Managers (each a “Non-Defaulting Manager”) to procure purchasers for or, failing which, to purchase all, but not less than all, of the Defaulted Shares in such amounts as the Joint Global Coordinators may determine, upon and subject to the terms set out in this Agreement. If the Joint Global Coordinators have not completed such arrangements within such 24-hour (or other agreed) period, then:

15.1.1
if the number of Defaulted Shares does not exceed 10 per cent. of the aggregate number of Firm Shares to be purchased on such date, each of the Non-Defaulting Managers shall be obliged, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all Non-Defaulting Managers, provided that in no event shall the number of Firm Shares (or, as the case may be, Option Shares) that any Non-Defaulting Manager has agreed to purchase on such Closing Date be increased pursuant to this Clause 15 by an amount in excess of one-ninth of such number of Firm Shares (or, as the case may be, Option Shares) without the written consent of such Non-Defaulting Manager; or

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15.1.2
if the number of Defaulted Shares exceeds 10 per cent. of the aggregate number of Firm Shares to be purchased on such date, unless notice to the contrary in writing is given to the Company and the Selling Shareholder prior to the expiry of such 24-hour period, this Agreement shall terminate (in the case of default in respect of Option Shares being by way of a termination of the Managers’ obligations in respect of such Option Shares pursuant to Clause 3.3) without liability on the part of any Non-Defaulting Manager.

15.2	Neither termination nor any other action taken pursuant to this Clause 15 shall relieve any defaulting Manager from liability in respect of its default.

15.3
In the event of any such default which does not result in the termination of this Agreement, the Joint Global Coordinators, the Company and the Selling Shareholder shall have the right (without obligation) to postpone the Closing Date for a period not exceeding seven Business Days in order to effect any required changes in the Prospectus or in any other documents or arrangements.

16	Notices

16.1
Except as otherwise provided in this Agreement, any notice, demand or other communication to be given under, or in connection with, this Agreement shall be in writing and be signed by or on behalf of the party giving it. Any notice shall be served by leaving it at, or by sending it by fax, pre-paid recorded delivery, special delivery to, the address (marked for the attention of the relevant party) set out in Clause 16.4 (or as otherwise notified from time to time under this Agreement). If sent by fax, the notice shall be sent to the fax number, where provided, of the relevant party set out in Clause 16.4.

16.2	Any notice served, in accordance with Clause 16.1, shall be deemed to have been duly received:

16.2.1	in the case of delivery by hand, when delivered;

16.2.2	in the case of a facsimile transmission, at the time of transmission; and

16.2.3	in the case of pre-paid recorded delivery, special delivery or registered post, at 8.00 a.m. on the second Business Day following the date of posting,

provided that if delivery by hand or fax occurs on a day which is not a Business Day or after 6.00 p.m. on a Business Day, service shall be deemed to occur at 8.00 a.m. on the following Business Day.

16.3	In proving service in accordance with Clause 16.2, it will be sufficient to prove:

16.3.1
in the case of a letter, that such letter was left at or delivered to the correct address of the party to be served as provided in this Agreement or properly stamped, addressed to the address of the party to be served in this Clause 16 and placed in the post; and

16.3.2	in the case of a facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in this Clause 16 and an electronic acknowledgement was received.

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16.4	All notices, demands or other communications given under this Agreement shall be given to the following addresses and numbers:

If to the Company to:

Address:	Beursplein 5, 1012 JW Amsterdam, The Netherlands

Fax Number:	+ 31 20 5504899

For the attention of:	General Counsel

If to ICE or

ICE Europe to:

Address:	2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, United States of America

Fax Number:	+1 770 937 0020

For the attention of:	Scott Hill

With a copy to:	Legal

If to ABN AMRO to:

Address:	Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands

Fax Number:	+31 20 3831661

For the attention of:	Rijnhard Snouckaert

If to J.P. Morgan to:

Address:	25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom

Fax Number:	+44 20 3493 1453

For the attention of:	Equity Syndicate Desk

If to Société Générale to:

Address:	75886 Paris, Cedex 18, France

Fax Number:	+33 (0)1 42 13 75 51

For the attention of:	CORI/COR/SYN Attn: Equity Syndicate

If to Goldman Sachs International to:

Address:	Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom

Fax Number:	+44 (0) 20 7774 4477

For the attention of:	Antoine de Guillenchmidt

If to ING to:

Address:	Bijlmerplein 888, 1102 MG Amsterdam, the Netherlands

Fax Number:	+31 20 563 8502

For the attention of:	Kim Balt

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If to Morgan Stanley to:

Address:	25 Cabot Street, Canary Wharf, London E14 4QA, United Kingdom

Fax Number:	+44 20 7425 8990

For the attention of:	Head of Equity Capital Markets

If to Espirito Santo Investment Bank to:

Address:	10 Paternoster Square, London EC4M 7AL, United Kingdom

Fax Number:	+44 20 7456 9189

For the attention of:	Erik R F Anderson

If to BBVA to:

Address:	Ciudad BBVA-(Edificio Oceanía), Calle Sauceda 28, 2ª Planta, 28050 Madrid

Fax Number:	+34 34 91 5379796

For the attention of:	Miguel Ángel Prieto Martín

If to BMO to:

Address:	95 Queen Victoria Street, London EC4V 4HG, United Kingdom

Fax Number:	+44(0) 20 7248 5691

For the attention of:	Neil Haycock

If to BPI to:

Address:	Rua Tenente Valadim 284, 4100-476 Porto, Portugal

Fax Number:	+351 22 6000856

For the attention of:	Legal Department

If to CM-CIC Securities to:

Address:	6, Avenue de Provence, 75441 Paris, Cedex 09, France

Fax Number:	+33 1 45 96 77 88

For the attention of:	Eric Le Boulch

If to KBCS to:

Address:	Havenlaan 12, 1080 Brussels, Belgium

Fax Number:	+32 2 429 17 64

For the attention of:	Erik De Clippel

If to Mitsubishi UFJ Securities to:

Address:	Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AJ, United Kingdom

Fax Number:	+44 20 7577 2872

For the attention of:	Legal – Capital Markets

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17	General

17.1	Assignment

None of the rights or obligations under this Agreement may be assigned or transferred without the written consent of the other parties.

17.2	Successors

This Agreement will operate for the benefit of and be binding upon (as appropriate) the parties hereto and the Indemnified Persons under Clause 12 and their respective successors or legal personal representatives. No purchaser of any of the Offer Shares from any Manager shall be deemed a successor or assignor by reason merely of such purchase.

17.3	Release, compromise etc.

Any liability to any of the Managers under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by such Manager in its absolute discretion as regards any person under such liability without in any way prejudicing or affecting (i) such Manager’s rights against any other person under the same or a similar liability, whether joint and several or otherwise or (ii) any other Manager’s rights against such person or any other person under the same or a similar liability, whether joint and several or otherwise.

17.4	No waiver

No neglect, delay or indulgence by any of the parties to this Agreement or any Indemnified Person in enforcing the representations, warranties, undertakings or indemnities set out or referred to in this Agreement or in enforcing any other term or condition of this Agreement shall be construed as a waiver thereof.

17.5	Joint Global Coordinators and the Managers acting solely for certain persons

Each of the Company and the Selling Shareholder acknowledges and agrees that the Managers are and have been acting for the Company and the Selling Shareholder and no-one else in connection with the Global Offer and will not regard, and have not regarded, any other person as their client and have not been and will not be responsible to anyone other than the Company and the Selling Shareholder for providing the protections afforded to clients of the Managers, nor for providing advice in relation to the Global Offer.

17.6	Time of the essence

Time shall be of the essence of this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may, by agreement in writing between the parties, be substituted for them.

17.7	Counterparts

This Agreement may be executed by each party on a separate counterpart and by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email or telefax shall be an effective mode of delivery.

17.8	Entire agreement

This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and each party hereto acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute). In this Clause 17.8, the expression this “Agreement” includes the provisions of the Engagement Letters relating to the underwriting fees and commissions, the Stock Lending Agreement and all documents entered into pursuant to this Agreement. In the case of any discrepancy between a provision in this Agreement and a provision in the Engagement Letters or in the Stock Lending Agreement, the provisions of this Agreement shall prevail.

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17.9	Severability

If any provision in this Agreement should be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected thereby. No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement. No third party shall be required to agree to any such variation. No party may assign any of its rights under this Agreement without the consent of the party against whom the right operates.

17.10	Further assurance

At any time after the date of this Agreement, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party, execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which it is bound.

17.11	Survival of representations, warranties and obligations

Each of the representations, warranties, agreements, undertakings and indemnities given or deemed to be given in this Agreement or any document delivered under it shall remain in full force and effect irrespective of any investigation made by or on behalf of any Manager and notwithstanding the sale, transfer or delivery of and payment for the Offer Shares, the completion of the Global Offer and all other matters and arrangements referred to or contemplated by this Agreement.

17.12	Third party rights

17.12.1
A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except as set out in this Clause 17.12 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

17.12.2
Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights under Clauses 12 and 13 provided that, save to the extent notified in writing to the relevant Indemnified Person, each Manager (without obligation) will have the sole conduct of any action to enforce such rights on behalf of its Indemnified Persons. Save as provided in this Clause 17.12.2, Indemnified Persons other than the relevant Manager will not be entitled directly to enforce their rights under this Agreement, under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

17.12.3
Any of the Managers, the Company and the Selling Shareholder may agree to terminate this Agreement in accordance with its terms or vary any of its terms without the consent of any Indemnified Person and none of the Managers will have responsibility to any Indemnified Person under or as a result of this Agreement.

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17.13	Liabilities between Managers

Save as set out in Clause 15, none of the Managers shall be liable to the Company or the Selling Shareholder or (save as may be agreed between themselves) each other for any failure or default by any other party in relation to any of such other party’s obligations under this Agreement or in connection with the Global Offer.

17.14	Conflict of interest

The Company and the Selling Shareholder understand that each of the Managers is part of its own financial services group (for the purposes of this Clause 17.14 each referred to as a group). Each of the Managers is a full service securities firm and commercial bank engaged in various activities and businesses, including but not limited to, securities, commodities and derivatives trading, foreign exchange and other brokerage activities, research publication and principal investments, as well as provision of investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations, governments and individuals from whom conflicting interests or duties, or a perception thereof, may arise. Accordingly, in no circumstance shall any Manager or any other member of its group have any liability by reason of members of the group conducting such other businesses or activities, acting in their own interests or in the interests of other clients in respect of matters affecting the Company, the Selling Shareholder or their respective Affiliates or any other company, including where, in so acting, members of the relevant group act in a manner which is adverse to the interests of the Company, the Selling Shareholder or their respective Affiliates. In addition, as a result of duties of confidentiality, a Manager and/or any members of that Manager’s group may be prohibited from disclosing information to the Company or the Selling Shareholder, or such disclosure may be inappropriate and each of the Company and the Selling Shareholder agrees that no member of any of the respective Managers’ groups will be under a duty to use or to disclose any non-public information acquired from, or during the course of carrying on business for, any other person. Each of the Company and the Selling Shareholder expressly acknowledges and agrees that, in the ordinary course of business, each of the Managers and other parts of their respective groups at any time: (i) may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or any other company that may be involved in any proposed transaction; and (ii) may provide or arrange financing and other financial services to other companies that may be involved in any proposed transaction or a competing transaction, in each case whose interests may conflict with those of the Company or the Selling Shareholder.

17.15	Remedies

The rights and remedies of each of the parties and each Indemnified Person pursuant to this Agreement are cumulative and are in addition and without prejudice to any other rights and remedies provided by general law or otherwise. If the Managers (or their agents or delegates) purchase any Offer Shares, the other parties agree that the Managers (or their agents or delegates, as the case may be) shall be entitled to the same remedies and rights of action against the Company and the Selling Shareholder as any other purchaser.

18	Process Agent

The Company hereby irrevocably appoints Euronext Markets Services of Cannon Bridge House, 1 Cousin Lane, London EC4R 3XX, United Kingdom, as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Company.

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ICE hereby irrevocably appoints ICE Europe of 5th floor Milton Gate, 60 Chiswell Street, London EC1Y 4SA, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by ICE.

19	Governing law and jurisdiction

19.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

19.2	Each party to this Agreement irrevocably:

19.2.1
agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counter-claims) in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising under or in connection with this Agreement; and

19.2.2	submits to the exclusive jurisdiction of the English courts and agrees that any proceedings in respect of such claim or matter may be brought in such courts.

19.3
Each party to this Agreement irrevocably waives any objection to any such court as is referred to in Clause 19.2 on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement and further irrevocably agree that a judgment or order of any such court in connection with this Agreement shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

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In witness whereof this Agreement has been entered on the date stated at the beginning.

EURONEXT N.V.
/s/Anthony Attia	/s/Dominique Cerutti

By: Anthony Attia	By: Dominique Cerutti

Title: Member of the Managing Board	Title: Chairman of the Managing Board

INTERCONTINENTAL EXCHANGE, INC.
/s/Scott A. Hill

By: Scott A. Hill

Title: Chief Financial Officer

ICE EUROPE PARENT LTD
/s/Scott A. Hill

By: Scott A. Hill

Title: Director

ABN AMRO BANK N.V.
/s/R W Snouckaert	/s/GC Van Schuppen

By: R W Snouckaert	By: GC Van Schuppen

Title: Managing Director	Title: Managing Director

J.P. MORGAN SECURITIES PLC
/s/Nadim Haswani

By: Nadim Haswani

Title: Vice President

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SOCIÉTÉ GÉNÉRALE
/s/Franck Robard	/s/Thierry Bastos

By: Franck Robard	By: Thierry Bastos

Title: Co-Head of ECM – Financial institutions	Title:Co-Head ECM FI

GOLDMAN SACHS INTERNATIONAL
/s/Antoine de Guillenchmidt

By: Antoine de Guillenchmidt

Title: Managing Director

ING BANK N.V.
/s/Willem-Jan Meyer	/s/Kim Balt

By: Willem-Jan Meyer	By: Kim Balt

Title: Managing Director	Title: Managing Director

MORGAN STANLEY & CO. INTERNATIONAL PLC
/s/Adam Pickard

By: Adam Pickard

Title: Executive Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
/s/Isabel Bermejo	/s/Alberto Arroyo

By: Isabel Bermejo	By: Alberto Arroyo

Title: Managing Director	Title: Executive Director

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BANCO PORTUGUÊS DE INVESTIMENTO, S.A.
/s/Rui Ribeiro da Silva	/s/Miguel Pessanha Moreira

By: Rui Ribeiro da Silva	By: Miguel Pessanha Moreira

Title: Executive	Title: Proxy

BMO CAPITAL MARKETS LIMITED
/s/Rupert Newall	/s/Jeffrey Couch

By: Rupert Newall	By: Jeffrey Couch

Title: Managing Director	Title: Managing Director

CM-CIC SECURITIES
/s/Eric Le Boulch

By: Eric Le Boulch

Title: CEO

EXECUTION NOBLE & CO LIMITED
/s/Erik Anderson	/s/John Riddell

By: Erik Anderson	By: John Riddell

Title: Managing Director ECM	Title: Managing Director of FIG, Investment Banking

KBC SECURITIES NV
/s/Erik de Clippel

By: Erik De Clippel

Title: Attorney in fact

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MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC
/s/An-chi Chen-Tanner

By: An-chi Chen-Tanner

Title: Authorised Signatory

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Schedule 1
Parties

Part A

(1)	(2)	(3)
Name of Selling Shareholder	Number of Firm Shares	Maximum Number of Option Shares
ICE EUROPE PARENT LTD	42,248,881	4,210,823

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Part B
Underwriting Commitments

(1) Name of Manager	(2) Number of Firm Shares	(3) Pro rata proportion (%)
ABN AMRO BANK N.V.	9,505,998	22.50
J.P. MORGAN SECURITIES PLC	9,505,998	22.50
SOCIÉTÉ GÉNÉRALE	9,505,998	22.50
GOLDMAN SACHS INTERNATIONAL	3,168,666	7.50
ING BANK N.V.	5,281,108	12.50
MORGAN STANLEY & CO. INTERNATIONAL PLC	3,168,666	7.50
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.	422,489	1.00
BANCO PORTUGUÊS DE INVESTIMENTO, S.A.	211,245	0.5
BMO CAPITAL MARKETS LIMITED	422,489	1.00
CM-CIC SECURITIES	211,245	0.5
EXECUTION NOBLE & CO LIMITED	211,245	0.5
KBC SECURITIES NV	211,245	0.5
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC	422,489	1.00
Total	42,248,881	100.00

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Schedule 2
Representations and Warranties

Part A
Representations and Warranties by the Company

1	Offer Documents

1.1
All statements contained in any of the Offer Documents are (or, to the extent not yet published, will be when published) true and accurate in all material respects and not misleading. None of the Offer Documents contains (or, to the extent not yet published, will) contain any untrue statement of a material fact or omitted (taken together) to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.2
The Company is not aware of any non-public fact or circumstance (excluding, for the avoidance of doubt, any fact or circumstance disclosed or to be disclosed in the Offer Documents) (i) that, if made public, would be expected to have a material effect upon the market price of the Ordinary Shares or upon the Company or the Group, (ii) that would require it to make a publication and/or notification or publish a supplement to the Prospectus pursuant to the Dutch Civil Code (Burgerlijk Wetboek), the Dutch Financial Supervision Act, the Euroclear Rules, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules and all other relevant laws and regulations, or (iii) in respect of which it is relying on a legal exemption from an obligation to immediately disclose any such information.

1.3
All expressions of opinion, intention or expectation contained in each of the Offer Documents are (or, to the extent not yet published, will be when published) made in good faith and reasonably arrived at after due and careful enquiry.

1.4	Statements to the AFM or the Exchanges

1.4.1
All statements made or information provided by or on behalf of the Company to the AFM or the Exchanges are (or, when made, will be) true and accurate in all respects and were and are not (or, when made, will not be) misleading and all expressions of opinion, intention or expectation made by the Company to the AFM were or are (or, when made, will be) truly and honestly held and fairly made on reasonable grounds and/or assumptions after due and careful consideration and enquiry and there are no facts which have not been disclosed to the AFM or the Exchanges which by their omission make any such statements misleading or which are material for disclosure to either of them.

1.4.2
There are no matters other than those disclosed in the Prospectus and in the Disclosure Package or otherwise in writing to the AFM which the Company believes should be taken into account by the AFM or the Exchanges in considering the application for approval of the Prospectus, the making of the Global Offer and the admission of the Ordinary Shares to trading on the Exchanges.

1.5	Offering materials

The Company has not distributed, and prior to the First Closing Date (or Option Closing Date, if applicable) the Company will not distribute, any offering material in connection with the offering and sale of the Offer Shares other than the Offer Documents or other materials, if any, approved by the Joint Global Coordinators (on behalf of the Managers).

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1.6	Presentation Materials and Announcements

The information contained in the Presentation Materials and in the Announcements and other information provided (in writing or orally) by the Company is or will, when published or made, be consistent with the Prospectus and there is no material information disclosed in the Presentation Materials or in the Announcements or provided which is not or will when published or made not be, disclosed in the Prospectus or in the Disclosure Package.

1.7	Analyst information

All information supplied by the Group to the analysts in writing for the purposes of preparation of their research reports in connection with the Global Offer has been accurately compiled by the Company and was (when supplied or as subsequently amended by the Company) true and accurate in all material respects and not by itself or by omission misleading, and all expressions of opinion so supplied were held in good faith and reasonably arrived at after due and careful enquiry did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such information is consistent with the Prospectus and there is no material information disclosed to analysts which is not disclosed in the Disclosure Package.

2	Financial information

2.1	Financial Statements

The Financial Statements have been prepared in accordance with IFRS consistently applied and Dutch law and:

2.1.1
give a true and fair view of the state of affairs and financial condition of the Group as at the end of each of the relevant financial periods and of the assets, liabilities, financial position, results, profit, loss, cash flow and changes in equity and profit or loss of the Group for each such period;

2.1.2	are in accordance with IFRS and its interpretations promulgated by the International Accounting Standards Board applied on a consistent basis throughout the periods involved (except as noted therein);

2.1.3	make proper provision or, as appropriate, disclosure for all liabilities (whether actual, deferred, contingent or disputed) or commitments in accordance with IFRS; and

2.1.4
have been prepared after due and careful enquiry by the Company and, where applicable, its subsidiaries, and is prepared on the basis set out in the Prospectus and prepared consistently with the accounting principles of the Group.

2.2	Off-balance sheet finance

Save as disclosed in the Disclosure Package neither the Company nor any member of the Group has any off-balance sheet financing, investment or liability.

2.3	Adjustments and estimations

(i) The estimated derivatives clearing revenue for the financial year ended 31 December 2013; and (ii) the potential for pre-tax operating optimisation and efficiencies of approximately €60 million by the end of the next three years (together, the “Adjustments and estimations”) have been fairly computed using reasonable and all the necessary assumptions. The Company is not aware of any fact or reason that would render the Adjustments and estimations untrue or inaccurate.

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2.4	Targets

(i) The target revenue compound annual growth rate of approximately 5%; and (ii) the target EBITDA margin of approximately 45% (together, the “Targets”) were prepared by the Company in good faith, based on assumptions believed by it to be reasonable. The Company is not aware of any fact or reason that would lead it to revise downwards these Targets.

2.5	Independent accountants

The Reporting Accountants who audited the Financial Statements and the Statutory Auditors who prepared the Working Capital Report are independent auditors.

2.6	Provision of financial information to the Reporting Accountants and Statutory Auditors

All information supplied by the Group to the Reporting Accountants and/or the Statutory Auditors in writing for the purposes of preparation of the Accountants’ Reports, the Working Capital Report and any of the Reporting Accountants’ or Statutory Auditors’ other reports, documents and letters (and updates thereto) in connection with the Global Offer and the Admission has been accurately compiled and was (when supplied or as subsequently amended by the Company) true and accurate, save, as the case may be, for any de minimis inaccuracies that would not affect the contents of the report, and not by itself or by omission misleading, and all expressions of opinion so supplied were held in good faith and reasonably arrived at after due and careful enquiry.

2.7	Information in reports

All information contained in the Accountants’ Reports, the Financial Statements, and the Working Capital Report is and remains accurate, save, as the case may be, for any de minimis inaccuracies that would not affect the contents of the report, and not misleading, and no fact or matter has been omitted from any of these reports which would be necessary to make the information therein not misleading in any material respect, except to the extent that the same has been affected by events subsequent to the date of such reports and such events, where material, have been disclosed accurately and without omission in the Disclosure Package; and the statements of opinion, intention or expectation attributed to the Company or the Directors in the Accountants’ Reports, the Financial Statements, or the Working Capital Report are accurate statements of the opinions, intentions or expectations held by the Company or the Directors, as the case may be, are made in good faith and have been reasonably arrived at after due and careful enquiry.

2.8	Financial reporting procedures

The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and the Group and each of the Company and its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

2.8.1	transactions are executed in accordance with management’s general or specific authorisations;

2.8.2
transactions are recorded as necessary to permit preparation of returns and reports, complete and accurate in all material respects, to regulatory bodies as and when required by them and financial statements in accordance with IFRS; and

2.8.3	access to the Group’s assets is permitted only in accordance with management’s general or specific authorisation.

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2.9	Working capital

2.9.1
The Company believes that the working capital available to the Group is sufficient to cover the Group’s current financial obligations, that is, for at least the next 12 months following the date of the Prospectus.

2.9.2
The cash flow and working capital projections contained in the Working Capital Report have been prepared on a reasonable basis after due and careful enquiry and take into account all material matters and sensitivities of which the Company is aware concerning the Company and each of the other members of the Group.

2.9.3
All assumptions on which such projections are based are set out and fairly presented in the Working Capital Report and are reasonable and, so far as the Company is aware, there are no other material assumptions which should reasonably be taken into account in the preparation of such projections.

2.10	No significant change and no Material Adverse Change

Since the Financial Statements Date and except as disclosed in the Disclosure Package:

2.10.1	there has been no Material Adverse Change; and

2.10.2
there have been no transactions entered into by the Company or any member of the Group, other than those in the ordinary course of business, which are material in the context of the Group taken as a whole.

3	Corporate organisation and business

3.1	Due incorporation, power and authority of the Company

The Company has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands with full power and authority to own, lease and operate its properties and conduct its business as described in the Disclosure Package and to enter into and perform its obligations under this Agreement.

3.2	Due incorporation, power and authority of each Significant Subsidiary

3.2.1
Each Significant Subsidiary has been duly incorporated or organised and is validly existing under the laws of the jurisdiction of its incorporation or organisation and has full power and authority to own, lease and operate its properties and conduct its business as described in the Disclosure Package.

3.2.2	All information on all Group Companies which is required to be included in the Prospectus pursuant to the Prospectus Rules has been so included.

3.2.3
Except as otherwise disclosed in the Disclosure Package, all of the issued share capital of each Significant Subsidiary has been duly and validly authorised and issued, is fully paid and not subject to any call for the payment of further capital and, to the extent such share capital is owned by the Company, directly or through one or more other Group Companies, free and clear of any pre-emptive rights, security interest, mortgage, pledge, lien, encumbrance, Claim or equity.

3.3	Share capital

3.3.1
The authorised and issued share capital of the Company and (to the extent described in the Disclosure Package) each Group Company is, and will be on the First Closing Date, as described in the Disclosure Package.

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3.3.2
All issued and outstanding Ordinary Shares have been duly authorised, were validly issued, fully-paid and are non-assessable and all sums due in respect of the issued share capital of the Company have been paid to and received by the Company. None of the issued share capital of the Company was issued in violation of pre-emptive or other similar rights of any shareholder of the Company. None of the owners or holders of any of the share capital of the Company has any pre-emptive or other rights, in his capacity as such, in relation to the Group other than as set out in the Articles of Association and Dutch law, and no Offer Share will be issued or delivered in violation of the pre-emptive rights of any holder of Ordinary Shares. For the purposes of this paragraph, “non-assessable” means that a holder of Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Shares.

3.3.3
Except as otherwise disclosed in the Disclosure Package, there are no outstanding securities or warrants convertible into or exchangeable for rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, or obligations or commitments of the Company or any Group Company to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of the Company or any Group Company.

3.3.4
Except as otherwise disclosed in the Disclosure Package, subject to applicable law and regulation, no Group Company is currently prohibited, directly or indirectly, from declaring or paying any dividends or making any other such distributions, from repaying any loans or advances or from transferring any of its property or assets to any other member of the Group;

3.3.5
There are no restrictions applicable to the Ordinary Shares generally upon the voting or transfer of any of the Ordinary Shares pursuant to the Articles of Association or Dutch law or pursuant to any applicable law or any agreement or other instrument to which the Company or any other Group Company is a party or by which any of them may be bound, except as described in the Prospectus and in the Disclosure Package.

3.3.6
The statements set forth in the Prospectus under the caption “Description of Share Capital and Corporate Governance”, insofar as such statements purport to summarize certain provisions of Dutch law or of the Articles of Association, constitute a fair summary of such provisions.

3.4	Corporate power

The Company has full power, capacity and authority to enter into and comply with its obligations under this Agreement and each agreement entered into, or to be entered into in connection with the Global Offer and the Admission, to which it is, or is to be, a party, to publish, despatch or file the Prospectus as contemplated by this Agreement and the Offer Documents, to make the Global Offer, to have the Ordinary Shares admitted to listing and trading on the Exchanges and, except for the consents of the AFM, the Exchanges and Euroclear (each of which will have been unconditionally obtained prior to, and remain in full force and effect at, the First Closing Date and the Option Closing Date), there are no other consents, authorisations, approvals, orders, requisitions, qualifications, registrations or licences required by the Company for any of the foregoing which have not been, or will not prior to the First Closing Date be, unconditionally obtained and which are not or will not be in full force and effect.

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3.5	Authorisation

This Agreement and each agreement referred to in it to which the Company is expressed to be a party has been duly authorised, executed and delivered by the Company and constitutes legal, valid and binding agreements of the Company enforceable in accordance with their terms.

4	Compliance with laws and regulations

4.1	Compliance with laws

Subject to compliance by the Managers with their obligations hereunder, each of the making of the Global Offer and the Admission as contemplated by this Agreement (and the Offer Documents), the issue, publication, despatch or filing (as the case may be) of the Offer Documents as contemplated by this Agreement and the Offer Documents and the entry into and performance of this Agreement and each agreement referred to in it complies or will (as the case may be) comply with the Articles of Association and all applicable laws and regulations, including filing and reporting requirements, including, without limitation, the Dutch Civil Code, the Dutch Financial Supervision Act, the Listing Rules, the Prospectus Rules, the Euroclear Rules, and the requirements of the AFM and the Exchanges and all applicable laws and regulations of any other relevant jurisdictions, except as disclosed in the Disclosure Package under the caption “Description of the Share Capital and Corporate Governance”, with respect to certain rules contained in the Dutch Corporate Governance Code.

4.2
The Company and the members of the Managing Board or Supervisory Board have at all times complied with the provisions of the Articles of Association and the laws and regulations of the Netherlands (to the extent non-compliance would be material in the context of the Global Offer or Admission).

4.3	Anti-trust

None of the Company or any other Group Company is a party to any agreement, arrangement or concerted practice, or carries on any practice which in whole or in part contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar legislation or regulation in any jurisdiction where the Company or any Group Company, as the case may be, has assets or carries on business; or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made), except in each case where such would not reasonably be expected to result in a Material Adverse Change.

4.4	No market abuse

The Company has complied and complies with any and all applicable rules relating to market abuse (including insider trading) and has taken adequate measures and has adequate procedures in place in order to ensure such compliance, and none of the allotment of the Offer Shares, the sale of the Offer Shares and the consummation of the transactions contemplated by this Agreement will constitute a violation by the Company of any applicable Dutch, Belgian, French, Portuguese, U.K. or U.S. “insider dealing”, “insider trading” or similar legislation and no person acting on its behalf or on behalf of any other Group Company (which for this purpose excludes the Managers) has done any act or engaged in any course of conduct constituting such violation.

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4.5	Statutory books and records

The statutory books, books of accounts and other records of whatsoever kind of each member of the Group are up-to-date and contain complete and accurate records required by law to be dealt with in such books and no notice or allegation that any is materially  incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Dutch Trade Register (Kamer van Koophandel) or any other authority have been duly and correctly delivered or made.

5	Consents and authorisations

5.1	Consents and approvals

5.1.1
All consents, approvals, authorisations, orders, registrations, clearances and qualifications of or with any court or governmental, supranational, regulatory, Taxation or stock exchange authority, agency or body having jurisdiction over the Company or any other Group Company or any of their properties, the Regulators or any stock exchange authorities required for the execution and delivery by the Company of this Agreement to be duly and validly authorised and to give effect to the arrangements referred to in or contemplated by this Agreement have been obtained or made and are in full force and effect.

5.1.2
Each Group Company has carried on and is carrying on its businesses and operations in each jurisdiction in which it operates in accordance with all applicable laws, regulations and by-laws and all statutory and other licences, permissions, consents, permits, approvals and authorisations necessary for the carrying on of the businesses and operations of each such Group Company, as now carried on, have been obtained and are valid and subsisting, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, and with respect to all such Group Companies all conditions applicable to any such licence, permission, consent, permit, approval or authorisation have been and are complied with and there are no circumstances which indicate that any of them is likely to be revoked, rescinded, varied, limited, subjected to the imposition of conditions or further conditions, avoided or repudiated or not renewed, in whole or in part, in the ordinary course of events or otherwise save where any such outcome would not reasonably be expected to result in a Material Adverse Change.

5.1.3	The Company and, to the knowledge of the Company, the Selling Shareholder and the Reference Shareholders have obtained all necessary declarations of no objection from the College of Regulators.

5.2	Absence of default and conflicts

5.2.1
None of the Group Companies is in violation of its constitutional documents. None of the Group Companies is in default in the performance or observance of any obligation, agreement, undertaking or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, licence or other agreement or instrument to which any Group Company is a party or by which it or any of them may be bound, or to which any of the property or assets of any Group Company is subject (collectively, “Agreements and Instruments”) except where such violations or defaults would not result in a Material Adverse Change.

5.2.2
The performance of this Agreement and the consummation of the transactions contemplated herein and in the Prospectus and in the Disclosure Package (including the Global Offer and the use of the proceeds from the Global Offer, as described in the Prospectus and in the Disclosure Package) and compliance by the Company with its obligations hereunder, (A) have been and will on or before Admission be duly authorised by all necessary corporate action, (B) do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Group Company pursuant to, (i) the Company’s constitutional documents, or (ii) except to the extent it would not materially and adversely impact the Global Offer, the Agreements and Instruments and (C) nor will such action result in any violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or such Group Company or any of their assets, properties or operations.

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As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Group Company.

6	Indebtedness

6.1
Except as disclosed in the Disclosure Package, the Company has no indebtedness outstanding and no outstanding indebtedness of any Group Company has become repayable before its stated maturity, nor has any security in respect of such indebtedness become enforceable by reason of default by any Group Company, and no event has occurred or is, to the Company’s knowledge, impending which, with the lapse of time or the fulfilment of any condition or the giving of notice or the compliance with any other formality, may be reasonably expected to result in any such indebtedness becoming so repayable or any such security becoming enforceable and no Group Company has received notice from any person to whom any indebtedness of any Group Company being indebtedness which is repayable on demand is owed, demanding or threatening to demand repayment of, or to take any steps to enforce any security for, the same, except where such repayment or enforceability would not result in a Material Adverse Change.

6.2
All the Company’s or the Group’s borrowing facilities, including the €500 million facilities agreement entered into on 6 May 2014 with BNP Paribas S.A. and ING Bank N.V. as mandated lead arrangers, have been duly executed on behalf of the relevant Group Company and are in full force and effect and, except as otherwise disclosed in the Disclosure Package:

6.2.1	all undrawn amounts under such borrowing facilities are or, to the Company’s knowledge, will be capable of drawdown; and

6.2.2	there is nothing which could cause any undrawn amounts under any such borrowing facilities to be unavailable for drawing as required.

6.3
Save as disclosed in the Disclosure Package, there are no companies, undertakings, partnerships or joint ventures in existence whose results are not (or will not have been) consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would give rise to a Material Adverse Change.

7	Insolvency

7.1
No order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business concerned is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of the Company or any Significant Subsidiary and save as aforesaid there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any jurisdiction concerning the Company or any Significant Subsidiary and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

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7.2
So far as the Company is aware, no petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to the Company or any Significant Subsidiary, nor has any such order been made.

7.3
No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Company or any Significant Subsidiary and to the Company’s knowledge no step has been taken for or with a view to the appointment of such a person.

7.4	Neither the Company nor any Significant Subsidiary is insolvent or unable to pay its debts as they fall due.

8	Contracts

8.1
Except as disclosed in the Disclosure Package, since the Financial Statements Date, no Group Company has entered into any contract or commitment or incurred any liability (including a contingent liability) which is outside the ordinary course of its business or is of an unusual or onerous nature and which might reasonably be expected to be material with respect to the Group taken as a whole.

8.2
The Group’s business has not been materially and adversely affected by the termination of, or a change in the terms of, any agreement to which a Group Company is party and which is material in the context of the Group’s business or by the loss of a material customer.

8.3
No event has occurred or is subsisting or, so far as the Company is aware, is about to occur, which constitutes or results in, or would, with the giving of notice and/or lapse of time, constitute or result in, a default or the acceleration or breach of any obligation which is material in the context of the Global Offer under any agreement, instrument or arrangement to which a Group Company is a party or by which it or any of its properties, assets and reserves are bound.

9	Tax

9.1	Taxation provisions and reliefs

9.1.1
Proper provision or reserve has been made in the Financial Statements in accordance with IFRS for all Taxation liable to be assessed on each Group Company or for which it is or may become accountable in respect of:

(i)	profits, gains or income (as computed for Taxation purposes) accruing or arising or deemed to accrue or arise on or before the Financial Statements Date; and

(ii)	any transactions effected or deemed to be effected on or before the Financial Statements Date or provided for in the Financial Statements.

9.1.2	Taxation compliance

All material information, returns, computations and notices of the Group for Taxation purposes have been made for all purposes up to and including the date hereof within the requisite period and on a proper basis and all such information, returns, computations and notices are up-to-date and correct and as far as the Company is aware are not, nor are likely to be, the subject of any dispute between the Group, or claim against the Group, by any Taxation authority.

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9.2	Residence

Save as disclosed in the Disclosure Package, each member of the Group is and has been at all times resident for Taxation purposes in its place of incorporation and is not and has not been treated as either resident or having a permanent establishment in any other jurisdiction for any Taxation purpose (including any double tax arrangement).

9.3	Arm’s length transactions

Save as disclosed in the Disclosure Package, all transactions between any members of the Group, or between any member of the Group and any third party, have been and are on fully arm’s length terms.

9.4	Secondary liabilities

No member of the Group is liable to pay, or make reimbursement or indemnity in respect of, any Taxation in consequence of the failure by any other person (other than any other member of the Group) to discharge that Taxation within any specified period or otherwise, where such Taxation relates to income, profits or gains, earned, accrued or received, or to any event or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to the First Closing Date.

9.5	Withholding and Stamp Taxes

No register of any Ordinary Shares is kept in the United Kingdom by or on behalf of the Company.

Other than as described in the Disclosure Package, no Stamp Tax and no withholding tax imposed by any such government department or other taxing authority in the Netherlands, France, Belgium, Portugal, the United Kingdom, or the United States, is payable by the Managers or the purchasers in connection with the sale of the Offer Shares to purchasers procured by the Managers or, failing which, to the Managers themselves or in connection with the transactions contemplated by the Stock Lending Agreement.

10	Litigation

10.1
Save as disclosed in the Prospectus and in the Disclosure Package, no Group Company has any claims outstanding against it or is engaged in, or has within the last 12 months immediately preceding the date of the Prospectus been engaged in, any litigation or arbitration or similar proceedings or in any governmental, regulatory or similar investigation or enquiry, which individually or collectively may have or, during the last 12 months prior to the date of the Prospectus, has had a material effect on the financial or trading position or prospects of the Group taken as a whole or which would materially affect the Global Offer or the consummation of the transactions contemplated by this Agreement by the Company or any Group Company and as far as the Company is aware there is no such claim, litigation, proceeding, investigation or enquiry pending or threatened.

10.2
Save as disclosed in the Disclosure Package, neither the Company nor any Group Company has received notice from any regulator of any current investigation, enquiry, disciplinary proceedings, prohibition, order, penalty or recent censure and, as far as the Company is aware, no such investigation, enquiry, disciplinary proceeding, prohibition, order, penalty or censure is threatened except as such arise in the ordinary course of the Company’s business and are not expected to be material in the context of the Global Offer.

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11	Insurance

11.1
The Company and each Significant Subsidiary are covered by insurance in such amounts and covering such risks as are adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries and markets and there are no circumstances currently subsisting which would render any such insurance void or voidable.

11.2
The Company believes that, immediately following the completion of the Global Offer, it and each Significant Subsidiary will continue to be able to be covered by insurance on substantially the same terms as they are now covered.

12	Pension Schemes

12.1
Each pension scheme of the Company and each other Group Company, details of which are set out in the Prospectus (the “Scheme” or collectively, the “Schemes”), has been properly funded at the rate recommended by the actuary to each Scheme based on the most recent actuarial valuations for each Scheme, such valuation and rate of funding being in all material respects in accordance with any applicable legislation;

12.2	proper provision has been made in the Financial Statements for the costs and liabilities of the Schemes;

12.3	the assets of the Schemes are held by persons approved by the trustees of the Schemes for this purpose; and

12.4
neither the Company nor any other Group Company has any material obligation to contribute towards the pension arrangements of its Directors or employees or former Directors or employees other than those referred to in the Disclosure Package.

13	Absence of employment disputes

Except as disclosed in the Disclosure Package, no material employment problem, dispute, slowdown, work stoppage or disturbance involving the employees of the Company or any other Group Company exists or to the knowledge of the Company is imminent, and there are no existing or imminent employment disturbance by the employees of any principal supplier to, or customer or contractor of, any Group Company, in each case which may reasonably be expected to result in a Material Adverse Change.

14	Intellectual Property

14.1	All material Intellectual Property required for the carrying on of the businesses of the Group Companies, as such businesses are carried on at the date of this Agreement, is either:

14.1.1	legally and beneficially owned by a Group Company; or

14.1.2	lawfully used by the relevant Group Company with the consent of the owner under licence.

14.2	The material Intellectual Property which is owned by a Group Company is:

14.2.1	valid and enforceable;

14.2.2	not being infringed by any person; and

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14.2.3
not the subject of any attack, challenge or opposition, or threatened attack, challenge or opposition, by any person which, if decided against the relevant Group Company, would result in a Material Adverse Change.

14.3
The processes employed and the products and services dealt in by each Group Company do not materially use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those licensed to the relevant Group Company) and no claims of infringement of any such rights or interests have been made by any third party to the knowledge of the Company.

15	Title to Property

15.1
Each of the Company and each other Group Company has good and marketable title to all real property and all fixed assets owned by it and necessary to conduct the businesses now operated by it, and/or has good and marketable title to or has valid rights to lease or otherwise use all other items of real property and all items of personal property, in each case free and clear of all liens, encumbrances, restrictions, cautions, notices or inhibitions and defects except such as:

15.1.1	are fairly described in Disclosure Package; or

15.1.2	do not individually or in aggregate materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any Group Company; or

15.1.3	would not, individually or in aggregate, result in a Material Adverse Change.

15.2
Any real property and buildings held under lease by the Company or any other Group Company are held by them under valid, subsisting and enforceable leases with such exceptions as are not individually or in aggregate material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any other Group Company or would not, individually or in aggregate, result in a Material Adverse Change.

16	Environmental Laws

Except as described in the Disclosure Package and except as would not, singly or in the aggregate, result in a Material Adverse Change:

16.1
neither the Company nor any Significant Subsidiary is in violation of any applicable statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (“Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); and

16.2
there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any Significant Subsidiary.

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17	U.S. requirements

17.1	Foreign issuer and no substantial U.S. market interest

The Company is a “foreign issuer” (as such term is defined in Regulation S) that reasonably believes that there is no “substantial U.S. market interest” (as defined in Regulation S) in the Offer Shares or any securities of the Company of the same class as the Offer Shares.

17.2	No directed selling efforts

Neither the Company nor any of its Affiliates, nor any persons acting on its or their behalf (which, for the avoidance of doubt, shall not include the Managers and Selling Shareholder and their respective officers and directors in respect of whom no representation or warranty is made), has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Ordinary Shares.

17.3	Rule 144A eligibility

The Offer Shares are not of the same class (within the meaning of Rule 144A) as securities listed on a national securities exchange registered under Section 6 of the Exchange Act.

17.4	PFIC

The Company is not, and does not expect to become, a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

17.5	Investment company

The Company is not required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended.

17.6	No Registration

Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf (which, for the avoidance of doubt, shall not include the Managers or the Selling Shareholder), has made offers or sales of any security, or has solicited offers to buy, or otherwise has negotiated in respect of any security, under circumstances that would require the registration of the Ordinary Shares under the Securities Act. Assuming compliance by the Managers with the selling restrictions set forth in Schedule 5 hereto, no registration of the Ordinary Shares under the Securities Act will be required for the offer, sale and delivery of the Offer Shares by the Managers in the manner contemplated by this Agreement.

18	Unlawful Transactions

18.1	Anti-Corruption Laws

Neither the Company nor any member of the Group, nor any Director or officer acting for or on behalf of the Company or any member of the Group, or, to the knowledge of the Company, any of its Associated Person, has, in connection with all or any part of the business of the Company or any of its subsidiaries, engaged in any activity or conduct which would constitute an offence under any Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with any Anti-Corruption Laws.

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18.2
Notwithstanding the foregoing, neither the Company nor any director, officer or, to the knowledge of the Company, any of its Associated Person acting on behalf of, the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment of unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any applicable anti-bribery regulation of any jurisdiction; or (iv) paid any bribe, rebate, pay-off, influence payment, kick-back or other unlawful payment.

18.3	Anti-Money Laundering

The operations of each member of the Group and, to the knowledge of the Company, of any of its Associated Persons are and have been conducted in all respects in compliance with the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency or regulatory body (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, regulatory body or any arbitrator or non-governmental authority involving the Company or any of its Associated Persons with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

18.4	OFAC/Sanctions

18.4.1
None of the Company, nor any member of the Group nor any officer or, to the knowledge of the Company, any of its Associated Person acting for or on behalf of the Company or any member of the Group, is a person, or is owned or controlled by a person that is, described or designated in the most current version of any relevant Sanctions List or currently subject to any Sanctions; further, none of the Company or any of its subsidiaries is currently operating in or from, or organised or resident in, a country or territory that is the subject of country- or territory-wide Sanctions.

18.4.2
Neither the Company nor any member of the Group is in violation of any Sanctions (as such Sanctions were in effect at the relevant time) or, to its knowledge, subject to an investigation relating to any Sanctions.

18.4.3	The Company and its subsidiaries maintain policies and procedures that they believe adequate to ensure compliance with applicable Sanctions.

18.5	Stabilisation

Other than the authorisation of the Stabilisation Manager pursuant to Clause 3.12 of this Agreement, neither the Company nor any of its Associated Persons, nor any person acting on its or their behalf (which, for the avoidance of doubt, shall not include the Managers), has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation, in violation of applicable laws, or manipulation of the price of any security of the Company. Neither the Company nor any of its Associated Persons, nor any person acting on its or their behalf (which, for the avoidance of doubt, shall not include the Managers), has taken or omitted to take any action nor will take any action or omit to take any action which may result in the loss by any of the Managers of the ability to rely on any stabilisation safe harbour provided under the Buy-back and Stabilisation Regulation and by the AFM under the Dutch Financial Supervision Act and the price stabilising rules made thereunder.

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19	Arrangements with Selling Shareholder

19.1
Save as disclosed in the Disclosure Package, the Group is capable, and following Admission will be capable, of carrying on its business independently of the Selling Shareholder, and all transactions and relationships between the Group Companies and the Selling Shareholder (and its direct and indirect subsidiaries) are on arm’s length terms on a normal commercial basis as described in the Disclosure Package.

19.2
The descriptions of arrangements or transactions set out under caption “Establishment as an Independent Company” of Section “History of the Business and Establishment as an Independent Company” and under caption “Certain Relationships and Related Party Transactions” of the Prospectus are accurate descriptions in all material respects and fairly summarise the relevant arrangements and transactions.

19.3
Save as disclosed in the Disclosure Package, there are no arrangements or transactions between any shareholder of the Company and any other Group Company and no person has an interest in or claim against the Company or any other Group Company that would in either such case be required to be described, but have not been so described, in the Prospectus under the Dutch Civil Code, the Dutch Financial Supervision Act, the Listing Rules, the Prospectus Rules or any other applicable laws and regulations.

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Part B
Representations and Warranties by the Selling Shareholder

1	Capacity

1.1
The Selling Shareholder has the right, power and authority, and has taken all action necessary, to sell the Offer Shares to be sold by the Selling Shareholder and to execute this Agreement and any other documents in relation thereto, to pay the fees, commissions and costs provided in this Agreement and to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and the arrangements contemplated by this Agreement in accordance with its terms.

1.2
All authorisations, consents and approvals required by the Selling Shareholder in connection with the sale of the Offer Shares to be sold by the Selling Shareholder, the execution of this Agreement and any other documents in relation thereto, the performance by the Selling Shareholder of its obligations under this Agreement and the distribution of the Offer Documents in accordance with the provisions set out in the Offer Documents have been and are in full force and effect.

1.3
This Agreement, and any other documents in relation thereto, have been duly authorised, executed and delivered by the Selling Shareholder and constitute legal, valid, binding and enforceable obligations of the Selling Shareholder.

2	Title

2.1
At the time of settlement and delivery of the Offer Shares on the First Closing Date and the Option Closing Date, ICE Europe will be the sole legal and beneficial owner of the Offer Shares to be sold by the Selling Shareholder.

2.2	Each of the Reference Shareholders have acquired prior to the Pricing Date the number of Ordinary Shares it is required to purchase pursuant to the Share Purchase Agreement.

2.3
The Offer Shares are freely transferable by the Selling Shareholder to the Managers in the manner contemplated in this Agreement and there is no encumbrance, and there is no agreement, arrangement or obligation to create or give an encumbrance, in relation to any of the Offer Shares to be sold by the Selling Shareholder.

2.4
Other than this Agreement, there is no agreement, arrangement or obligation requiring the transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the transfer, redemption or repayment of, the Offer Shares to be sold by the Selling Shareholder (including, without limitation, an option or right of pre-emption or conversion).

3	Offer Documents

3.1
The Selling Shareholder Information contained in any of the Offer Documents is (or, to the extent not yet published, will be when published) true and accurate in all material respects and not misleading

3.2
The Selling Shareholder is not aware of any non-public fact or circumstance (excluding, for the avoidance of doubt, any fact or circumstance disclosed or to be disclosed in the Offer Documents) that, if made public, would be expected to have a material effect upon the market price of the Ordinary Shares or upon the Company or the Group.

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3.3	Offering materials

The Selling Shareholder has not distributed, and prior to the First Closing Date (or Option Closing Date, if applicable) the Selling Shareholder will not distribute, any offering material in connection with the offering and sale of the Offer Shares other than the Offer Documents or other materials, if any, approved by the Joint Global Coordinators (on behalf of the Managers).

4	Arrangements with Selling Shareholder

The Selling Shareholder, to its knowledge, is not in breach of, or in default in the performance of, any contract with or commitment to the Company or any of its subsidiaries in circumstances where such breach or default is material to the conduct of the business of the Company.

5	Authority

5.1	No material default

The Global Offer and the compliance by the Selling Shareholder with the provisions of this Agreement and the Stock Lending Agreement and the consummation of the transaction herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of ICE and ICE Europe is a party or by which any of ICE and ICE Europe is bound, or to which any of the property or assets of any of ICE and ICE Europe is subject, nor will such action result in any violation of the provisions of any of the rules or requirements of the Regulators, the Exchanges or any statute or any order, rule or regulation of any relevant regulator or any court, agency, body or other institution having jurisdiction over any of ICE and ICE Europe or the property of any of ICE and ICE Europe.

6	Compliance with laws and regulations

6.1
The Selling Shareholder has complied and will comply with all applicable provisions of the Dutch Civil Code, the Dutch Financial Supervision Act, the Listing Rules, the Prospectus Rules and with all other relevant rules and regulations, with respect to anything done by the Selling Shareholder in relation to the Global Offer and the sale and delivery of the Offer Shares.

7	Consents and authorisations

All consents, approvals, authorisations, filings, orders, registrations, clearances and qualifications of or with any governmental agency required by the Selling Shareholder for this Agreement to be duly and validly authorised, executed and delivered, and to give effect to the arrangements, and perform any obligations referred to in or contemplated by this Agreement or the Offer Documents, have been obtained or made and are in full force and effect, or will be prior to Admission.

8	U.S. requirements

8.1	No directed selling efforts

None of the Selling Shareholder, the Company or any of their Affiliates, or any persons acting on their behalf (which, for the avoidance of doubt, shall not include the Managers), has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Ordinary Shares.

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8.2	No Registration

None of the Selling Shareholder or any of its Affiliates (other than any Group Company), or any persons acting on their behalf (which, for the avoidance of doubt, shall not include the Managers), has made offers or sales of any security, or has solicited offers to buy, or otherwise has negotiated in respect of any security, under circumstances that would require the registration of the Ordinary Shares under the Securities Act. Assuming compliance by the Managers with the selling restrictions set forth in Schedule 5 hereto, no registration of the Ordinary Shares under the Securities Act will be required for the offer, sale and delivery of the Offer Shares by the Managers in the manner contemplated by this Agreement.

9	Unlawful Transactions

9.1	Anti-Corruption Laws

None of the Selling Shareholder or any Director, or officer or, to the knowledge of the Selling Shareholder, any of its Associated Person acting for or on behalf of the Selling Shareholder has, in connection with all or any part of the business of the Company or any of its subsidiaries, engaged in any activity or conduct which would constitute an offence under any Anti-Corruption Laws.

9.2
The Selling Shareholder has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with any Anti-Corruption Laws.

9.3	Anti-Money Laundering

The operations of the Selling Shareholder and, to the knowledge of the Selling Shareholder, of any of its Associated Persons are conducted in all respects in compliance with the applicable money laundering statutes of all jurisdictions to which any of the Selling Shareholder and its Associated Persons is subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency or regulatory body having jurisdiction over the Selling Shareholder or any of its Associated Persons (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, regulatory body or any arbitrator or non-governmental authority involving the Selling Shareholder or any of its Associated Persons with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Selling Shareholder, threatened.

9.4	OFAC/Sanctions

9.4.1
None of the Selling Shareholder or any officer or, to the knowledge of the Selling Shareholder, any of its Associated Person acting for or on behalf of the Selling Shareholder is a person, or is owned or controlled by a person that is, described or designated in the most current version of any relevant Sanctions List or currently subject to any Sanctions; further, none of the Selling Shareholder or any of its subsidiaries, joint venture partners or subdivisions of such person or entity is currently operating in or from, or organised or resident in, a country or territory that is the subject of country- or territory-wide Sanctions.

9.4.2	The Selling Shareholder is not in violation of any Sanctions (as such Sanctions were in effect at the relevant time) or, to its knowledge, subject to an investigation relating to any Sanctions.

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9.5	Stabilisation

None of the Selling Shareholder or any of its Associated Persons, or any persons acting on their behalf (which, for the avoidance of doubt, shall not include the Managers), has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation, in violation of applicable laws, or manipulation of the price of any security of the Company. None of the Selling Shareholder or any of its Associated Persons, or any person acting their behalf (which, for the avoidance of doubt, shall not include the Managers), has taken or omitted to take any action nor will take any action or omit to take any action which may result in the loss by any of the Managers of the ability to rely on any stabilisation safe harbour provided under the Buy-back and Stabilisation Regulation and by the AFM under the Dutch Financial Supervision Act and the price stabilising rules made thereunder.

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Schedule 3
Delivery of documents

Part A
Delivery on the date of this Agreement

Documents from the Company

On the date of this Agreement, the Company shall deliver, or procure the delivery, to the Managers (save as where otherwise stated) of:

1	A copy of the Prospectus and of the Translated Summaries.

2	A copy of the formal approval letter of the AFM for the Prospectus.

3	A copy of the Launch Press Announcement.

4	A copy of the Pricing Statement.

5	A copy of the admission of the Ordinary Shares to listing and trading on the Exchanges.

6	A certified copy of the deed of incorporation of the Company.

7	A certified copy of the Articles of Association as at the date of this Agreement.

8	A certified copy of the minutes of the meeting of the Managing Board dated 29 April 2014 resolving to list the Company on Euronext Paris, Euronext Brussels and Euronext Amsterdam.

9	A certified copy of the minutes of the meeting of the Supervisory Board dated 6 May 2014 approving the resolution to list the Company on Euronext Paris, Euronext Brussels and Euronext Amsterdam.

10	A certified copy of the minutes of the general meeting of the Company dated 19 May 2014 approving the resolution to list the Company on Euronext Paris, Euronext Brussels and Euronext Amsterdam.

11	A signed copy of the Share Purchase Agreement and of the Reference Shareholders Agreement.

12	A signed copy of each of the Cornerstone Commitment Letters.

Documents from the Selling Shareholder

13
A certified copy of the signed minutes of the meetings, or written resolutions of, the Board of Directors of ICE and ICE Europe, as the case may be, approving this Agreement and (where appropriate) the other documents referred to in this Agreement, the Offer Documents (including the Prospectus) and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by ICE in connection with the Global Offer including the sale of the Firm Shares.

14	One original letter in the form of Part B of Schedule 4 signed by an authorised representative of ICE and an authorised representative of ICE Europe and dated the date of this Agreement.

15	An executed copy of the Stock Lending Agreement.

Documents from the Reporting Accountants

16	One original signed comfort letter addressed to the Company and the Managers and dated the date of this Agreement, in form and substance satisfactory to the Managers.

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17	One copy of the Accountants’ Reports.

Documents from the Statutory Auditors

18	One signed copy of the Working Capital Report.

The Joint Global Coordinators (on behalf of the Managers) may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part A of Schedule 3 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to it at another date.

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Part B
Delivery of documents on the First Closing Date

Documents from the Company

1	One original letter in the form of Part A of Schedule 4 signed by an authorised representative of the Company and dated the First Closing Date.

2
To the extent the Selling Shareholder will hold less than 50 per cent. following the First Closing Date, one certified copy of the declaration as to be submitted to the Dutch Trade Register as referred to in article 30 of the Articles of Association immediately after the First Closing Date.

Documents from the Selling Shareholder

3	One original letter in the form of Part B of Schedule 4 signed by an authorised representative of ICE and an authorised representative of ICE Europe and dated the First Closing Date.

Documents from the Reporting Accountants

4
One original signed “bring down” comfort letter addressed to the Company and the Managers and dated the First Closing Date, in form and substance satisfactory to the Joint Global Coordinators (on behalf of the Managers).

 Documents from the Legal Advisers

5
One original of a signed Rule 10b-5 disclosure letter in the agreed form of each of (i) Shearman & Sterling LLP and (ii) Linklaters LLP dated the date hereof, in form and substance satisfactory to the Joint Global Coordinators (on behalf of the Managers).

6
One original of a signed opinion of each of (i) Shearman & Sterling LLP and (ii) Linklaters LLP as to matters of U.S. law dated the date hereof, in form and substance satisfactory to the Joint Global Coordinators (on behalf of the Managers).

7
One original of a signed opinion of each of (i) Shearman & Sterling LLP and (ii) Linklaters LLP as to matters of English law dated the date hereof, in form and substance satisfactory to the Joint Global Coordinators (on behalf of the Managers).

8
One original of a signed opinion of each of (i) Stibbe and (ii) Linklaters LLP as to matters of the laws of the Netherlands dated the date hereof, in form and substance satisfactory to the Joint Global Coordinators (on behalf of the Managers).

Other

9
Confirmation of the Listing Agent that the Offer Shares have been accepted for book entry transfers by Euroclear and will be admitted to trading and listing on the Exchanges (which may be by way of email).

The Joint Global Coordinators (on behalf of the Managers) may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part D of Schedule 3 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to it at another date.

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Schedule 4
Certificate from the Company

Part A

[Letterhead of the Company]

To:	ABN AMRO Bank N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands	BMO Capital Markets Limited 95 Queen Victoria Street London EC4V 4HG United Kingdom
	J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom	Banco Português de Investimento, S.A. Rua Tenente Valadim 284 4100-476 Porto Portugal
	Société Générale 29 boulevard Haussmann 75009 Paris France	CM-CIC Securities 6, Avenue de Provence 75441 Paris, Cedex 09 France
	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB United Kingdom	Execution Noble & Co Limited 5 Melville Crescent, Edinburgh EH3 7JA United Kingdom
	ING Bank N.V. Amsterdamse Poort Bijlmerplein 888 1102 MG Amsterdam The Netherlands	KBC Securities NV Havenlaan 12 1080 Brussels Belgium
	Morgan Stanley & Co. International plc 25 Cabot Street Canary Wharf London E14 4QA United Kingdom	Mitsubishi UFJ Securities International plc Ropemaker Place 25 Ropemaker Street London EC2Y 9AJ United Kingdom
Banco Bilbao Vizcaya Argentaria, S.A. Plaza de San Nicolás, 4 48005 Bilbao (Vizcaya) Spain

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[•] 2014

Dear Sirs

Offer of ordinary shares in Euronext N.V. (the “Global Offer”)

We refer to the Underwriting Agreement dated 19 June 2014 in which a draft of this letter appears as Part A of Schedule 4 (the “Underwriting Agreement”). Words and expressions defined in the Underwriting Agreement have the same meanings herein.

We confirm, with respect to the representations, warranties and undertakings given by the Company under the Underwriting Agreement, that (subject only to the giving of this letter):

(i)	we have complied with our undertakings and obligations under the Underwriting Agreement in all respects to the extent that they fall due for performance on or before the date of this letter;

(ii)
none of the representations or warranties referred to in Clause 11 of the Underwriting Agreement were untrue, inaccurate or misleading when made and none of such representations or warranties would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof; and

(iii)
since the date of the Underwriting Agreement, there has been no material adverse effect or change in or affecting the prospects of the Group taken as a whole, or any material adverse change in or affecting or any development reasonably likely to give rise to or involve a material adverse change in the condition (financial, operational, legal or otherwise) earnings, management, business affairs, solvency or credit rating of the Company and the Group taken as a whole, whether or not arising in the ordinary course of business.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully

for and on behalf of Euronext N.V.

Name:
Title:

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Part B

[Letterhead of the Selling Shareholder]

To:

	ABN AMRO Bank N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands	BMO Capital Markets Limited 95 Queen Victoria Street London EC4V 4HG United Kingdom
	J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom	Banco Português de Investimento, S.A. Rua Tenente Valadim 284 4100-476 Porto Portugal
	Société Générale 29 boulevard Haussmann 75009 Paris France	CM-CIC Securities 6, Avenue de Provence 75441 Paris, Cedex 09 France
	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB United Kingdom	Execution Noble & Co Limited 5 Melville Crescent, Edinburgh EH3 7JA United Kingdom
	ING Bank N.V. Amsterdamse Poort Bijlmerplein 888 1102 MG Amsterdam The Netherlands	KBC Securities NV Havenlaan 12 1080 Brussels Belgium
	Morgan Stanley & Co. International plc 25 Cabot Street Canary Wharf London E14 4QA United Kingdom	Mitsubishi UFJ Securities International plc Ropemaker Place 25 Ropemaker Street London EC2Y 9AJ United Kingdom
Banco Bilbao Vizcaya Argentaria, S.A. Plaza de San Nicolás, 4 48005 Bilbao (Vizcaya) Spain

[•] 2014

Dear Sirs

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Offer of ordinary shares in Euronext N.V. (the “Global Offer”)

We refer to the Underwriting Agreement dated 19 June 2014 in which a draft of this letter appears as Part B of Schedule 4 (the “Underwriting Agreement”). Words and expressions defined in the Underwriting Agreement have the same meanings herein.

We confirm, with respect to the representations, warranties and undertakings given by us, on a joint and several basis, in all capacities under the Underwriting Agreement, that (subject only to the giving of this letter):

(i)	we have complied with our undertakings and obligations under the Underwriting Agreement in all respects to the extent that they fall due for performance on or before the date of this letter; and

(ii)
none of the representations or warranties referred to in Clause 11 of the Underwriting Agreement given by us were untrue, inaccurate or misleading when made and none of such representations or warranties would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully

for and on behalf of Intercontinental Exchange, Inc.	for and on behalf of ICE Europe Parent Ltd.

Name:	Name:
Title:	Title:

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Schedule 5

Selling Restrictions

1	United States

Each of the Managers severally represents, warrants and undertakes to the Company that:

1.1
it understands that the Ordinary Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

1.2	it has not offered or sold, and will not offer or sell, any Offer Shares constituting part of its allotment except in accordance with Rule 903 of Regulation S or Rule 144A;

1.3	neither it, nor any of its Affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Ordinary Shares.

1.4
each of the Managers understands that it may, through its US broker-dealer Affiliates, arrange for the offer and resale of Offer Shares in the United States only to QIBs in accordance with Rule 144A or another exemption from, or transaction not subject to, the registration requirements of the Securities Act.

Unless otherwise specified, terms used in this paragraph 1 of , have the meanings given to them by Regulation S.

2	United Kingdom

Each of the Joint Global Coordinators and the Managers represents, warrants and undertakes to the Company that:

2.1
it has complied and will comply with all applicable provisions of Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Ordinary Shares in, from or otherwise involving the United Kingdom; and

2.2
it has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of Section 21 of Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Offer Shares in circumstances in which Section 21(1) of Financial Services and Markets Act 2000 does not apply to the Company.

3	European Economic Area

3.1
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (2003/71/EC) (each, a “Relevant Member State”), each of the Managers severally, and not jointly or jointly and severally, represents and warrants that it has not made and will not make an offer to the public of any Offer Shares in that Relevant Member State prior to the publication of the Prospectus in relation to the Offer Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, other than the offers contemplated in the Prospectus in a Relevant Member State after the date of such publication or notification, and except that it may make an offer of any Offer Shares to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

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(a)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b)
by the Managers to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Offer Shares shall result in a requirement for the publication by the Company or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires Offer Shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the Managers and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public” in relation to any Offer Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Global Offer and any Offer Shares to be offered so as to enable an investor to decide to acquire any Offer Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

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Schedule 6
Option Exercise Notice

[Letterhead of the Joint Global Coordinators]

To:  Intercontinental Exchange, Inc.
2100 RiverEdge Parkway
Suite 500
Atlanta
Georgia  30328
United States of America

ICE Europe Parent Ltd
5th floor Milton Gate
60 Chiswell Street
London EC1Y 4SA
United Kingdom

[•] 2014

Dear Sirs

OVERALLOTMENT OPTION NOTICE

The Joint Global Coordinators (on behalf of the Managers) hereby irrevocably notify you that they wish to exercise the Overallotment Option as set out in Clause 3 of the Underwriting Agreement dated 19  June 2014) in respect of an aggregate number of [NUMBER] Option Shares as set out below:

Payment for, and delivery of, the Option Shares shall take place on [•] 2014.

Any capitalised terms used in this Option Exercise Notice are as defined in the Underwriting Agreement.

This notice shall be governed by and construed in accordance with English law.

Yours faithfully

ABN AMRO Bank N.V.	J.P. Morgan Securities plc	Société Générale

By:	By:	By:
Title:	Title:	Title:

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Schedule 7
Managers’ Information

In respect of ABN AMRO:
Publicity name	ABN AMRO

Legal name	ABN AMRO Bank N.V.

Address	Gustav Mahlerlaan 10 1082PP Amsterdam The Netherlands

In respect of J.P. Morgan:
Publicity name	J.P. Morgan

Legal name	J.P. Morgan Securities plc

Address	25 Bank Street Canary Wharf London E14 5JP United Kingdom

In respect of Société Générale:
Publicity name	Société Générale Corporate & Investment Banking

Legal name	Société Générale

Address	29, Boulevard Haussmann 75009 Paris France

In respect of Goldman Sachs International:
Publicity name	Goldman Sachs International

Legal name	Goldman Sachs International

Address	Peterborough Court 133 Fleet Street London EC4A 2BB United Kingdom

In respect of ING:
Publicity name	ING

Legal name	ING Bank N.V.

Address	Bijlmerplein 888 1102 MG Amsterdam The Netherlands

In respect of Morgan Stanley:
Publicity name	Morgan Stanley

Legal name	Morgan Stanley & Co. International plc

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Address	25 Cabot Street Canary Wharf London E14 4QA United Kingdom

In respect of BBVA:
Publicity name	BBVA

Legal name	Banco Bilbao Vizcaya Argentaria, S.A.

Address	Plaza de San Nicolás, 4 48005 Bilbao (Vizcaya) Spain

In respect of BMO:
Publicity name	BMO Capital Markets

Legal name	BMO Capital Markets Limited

Address	95 Queen Victoria Street London EC4V 4HG United Kingdom

In respect of BPI:
Publicity name	BPI

Legal name	Banco Português de Investimento, S.A.

Address	Rua Tenente Valadim, n°284 4100-476 Porto Portugal

In respect of CM-CIC Securities:
Publicity name	CM-CIC Securities, a member of ESN

Legal name	CM-CIC Securities

Address	6, avenue de Provence 75009 Paris France

In respect of Espirito Santo Investment Bank:
Publicity name	Espírito Santo Investment Bank

Legal name	Execution Noble & Co Limited

Address	10 Paternoster Square London, EC4M 7AL United Kingdom

In respect of KBCS:
Publicity name	KBC Securities

Legal name	KBC Securities NV

Address	Havenlaan 12 Avenue du Port B-1080 Brussels Belgium

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In respect of Mitsubishi UFJ Securities:
Publicity name	Mitsubishi UFJ Securities

Legal name	Mitsubishi UFJ Securities International plc

Address	Ropemaker Place 25 Ropemaker Street London EC2Y 9AJ United Kingdom

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Schedule 8
Selling Shareholder’ Information

Acquisition of NYSE Euronext by ICE

In December 2012, IntercontinentalExchange, Inc., an operator of global markets and clearing houses, and NYSE Euronext, Inc. reached an agreement on the acquisition of NYSE Euronext, Inc. by IntercontinentalExchange, Inc. IntercontinentalExchange, Inc. formed a new holding company, IntercontinentalExchange Group, Inc., incorporated as a Delaware corporation, to facilitate the acquisition. Upon the closing of the transaction on 13 November 2013 and successive merger transactions, both NYSE Euronext, Inc. and IntercontinentalExchange, Inc. became direct, wholly owned subsidiaries of ICE.

Establishment as an Independent Company

In connection with its acquisition of NYSE Euronext, ICE announced its intention to conduct an initial public offering (“IPO”) for Legacy Euronext’s continental European exchanges as a stand-alone entity, subject to market conditions and regulatory approvals. After the merger with ICE was completed, various steps were taken in order to separate the continental European operations of Legacy Euronext from ICE, and spin off the Group as an independent, publicly traded company by means of the Offering.

In order to effectuate the Separation, ICE completed an internal reorganisation, pursuant to which ICE contributed the continental European operations of Legacy Euronext to a newly formed entity, which was subsequently renamed Euronext N.V., domiciled in the Netherlands. Accordingly, the legal entities contributed to the Group have been legally owned and managed by the Group since 15 March 2014. For a discussion of the historical operations of Old Euronext and its subsidiaries prior to the effective date of the Separation that are included and excluded in the Group, please see “Operating and Financial Review—Establishment of Euronext as an Independent, Publicly Traded Company”.

Services Agreements and Related Arrangements between Euronext and ICE

In connection with the Separation of Euronext from ICE, we and ICE have entered into a series of services agreements and related agreements (“SLAs”) to ensure that Euronext and ICE (including LIFFE) can continue to operate their respective businesses. Principally, there are three key agreements for the provision of core services by ICE to Euronext (“ICE Core Services”). Further, there will be ancillary services to be provided by ICE to us (the “ICE Ancillary Services”) and we will also provide certain ancillary services in return (“Euronext Ancillary Services”) (together, “Ancillary Services”).

The provision of the ICE Core Services is covered by the following:

●  Data Centre Services Agreement;

●  Colocation Agreement; and

●  Connectivity Agreement.

Amongst other things, the ICE Ancillary Services cover market data services and market operations, communication services to Euronext offices and IT services in the United States; and the Euronext Ancillary Services cover finance, market data services and market operations. Both we and ICE may engage third parties to provide certain services covered by the SLAs. We and ICE will cooperate if we and ICE identify from time to time in the future any additional services or transfers of any rights or assets as may be required to ensure that both we and ICE can continue to operate the respective business in much the same way prior to the separation of LIFFE from the Euronext group of businesses.

The SLAs for the ICE Core Services have been granted a declaration of non-objection by the College of Euronext Regulators. In relation to the Data Centre Services Agreement and Colocation Agreement, which are longer term agreements, there are detailed change management, incident management and exit management procedures, which are typical arrangements within services agreements in the financial services sector. With the exception of the Connectivity Agreement and the SFTI hosting agreement, all other service agreements as described further in this “Certain Relationships and Related Party Transactions” section are transitional in nature.

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The SLAs have become operative on or about 1 April 2014. Some SLAs are transitional in nature and will continue for a specified initial term until Euronext develops its own independent capabilities or when ICE no longer requires such services from Euronext, either because of the completion of the migration of contracts traded on LIFFE to ICE Futures Europe or otherwise. This will vary with the types of services to be provided.

We will pay ICE mutually agreed-upon fees for the ICE Data Centre Services and Ancillary Services, and ICE will pay us mutually agreed-upon fees for the Euronext Ancillary Services during the period for which services are performed under the agreements. ICE will also pay us a commission on the revenue it earns from the colocation and connectivity services provided to our customers. If the term of the agreements were to be extended beyond the duration provided for in the agreements (including any extension period), such fees may be renegotiated. For the three months ended 31 March 2014, the transactions with ICE were made on a basis consistent with these SLAs, and we recognised expenses of €6.3 million and revenue of €7.3 million. Please refer to note 1 and note 11 to the condensed interim consolidated financial statements included in this Prospectus. The fees charged by and and to ICE will vary from quarter to quarter, but we expect that these fees will decrease after the first year as the Ancillary Services are transitional in nature. We believe that the terms of the SLAs, including the fees charged, are reasonable and reflect arm’s length arrangements. However, these payments made to and from ICE are not necessarily indicative of, and it is not practical for us to estimate, the level of expenses that we might incur in procuring these services from alternative sources.

Under the SLAs, the performance of a service will not subject the service provider to any liability whatsoever except to the extent that such failure directly results from the negligence or wilful default or fraud of the service provider (or its subsidiaries). Liability is also excluded where the failure to perform a service is caused or exacerbated by any negligent failure or delay on the part of the recipient of the service whether it be Euronext or ICE. Under the agreements providing for a service supplied between Euronext and ICE, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision or receipt of the services, except where the claim is directly caused by the service provider’s negligence or wilful default or fraud. In respect of SLAs which are longer term in nature, there is an additional limitation that the liability shall not exceed 12 months of fees per annum.

Data Centre Services Agreement

ICE will provide data centre services to Euronext from the Basildon site. Specifically, ICE will house the data centre equipment in the Data Centre and provide sub-services, such as power, access, physical security, environment, fire protection, connectivity, monitoring, support, remote hands, installation, receiving and warehouse space.

The agreement will subsist for an initial term of five years, with automatic renewal for a further five-year period, unless notice of termination is provided by either party at least 12 months before expiry of the initial term but no earlier than 24 months before the end of the initial term. ICE will guarantee to continue providing the services for a further two-year period from the date on which notice of non-renewal is received. Accordingly, the minimum period for this service is five years.

Colocation Agreement

ICE will provide co-location services directly to Euronext members on terms that are no worse than the terms on which ICE currently provides equivalent co-location services to its members. As the service will be provided to members, there will not be a services agreement between ICE and Euronext but rather a commitment and payment of commission to Euronext by ICE for the right to provide the services.

This agreement will remain in force for a period of five years unless terminated earlier with mutual agreement. ICE will commit not to increase the pricing, nor reduce the service or performance levels of colocation for the initial two-year period to ensure that Euronext customers receive colocation services at an equal (or better) standard to that currently provided by Euronext without any adverse price impact. Euronext will be free to build its own colocation facility after the end of this two-year period if it wishes to do so, and in that case ICE will have the right to terminate the agreement on six months’ notice.

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ICE will pay to Euronext commission in respect of the fees received under the colocation contracts as follows: 35% of the colocation hosting fee; 35% of any LCN fees; and 100% of any subscription fees (for specific Euronext exchanges).

Connectivity Agreement

Euronext’s customers will be connected to the SFTI network either via an SFTI managed connection, a direct connection, or a third-party connection. ICE will provide application services, including logical connections to the relevant Euronext products between the subscriber and host infrastructure. ICE agrees to provide the SFTI services to Euronext customers on terms (including pricing, service, and performance) that, in the aggregate, are no worse than the standard terms on which ICE provides equivalent connectivity services to its customers.

This agreement will remain in force for five years unless terminated earlier with mutual agreement. This agreement contains substantially the same terms as the colocation agreement, including a general commitment not to raise fees or reduce services for two years. Euronext will receive a commission based on 50% of the revenue earned from the access/subscription fees to Euronext markets via SFTI. ICE shall be entitled, within no less than six months after the commencement date of this agreement, to increase the pricing under the standard terms for the use of any access centre that ICE in its discretion, acting reasonably and in good faith, determines to be unprofitable. ICE shall give Euronext no less than 30 days prior notice before each such price increase and during such 30-day period, Euronext shall have the opportunity to avoid the price increase by  agreeing to subsidise the costs of such unprofitable access centre at a level that results in such access centre ceasing to be unprofitable.

Cannon Bridge House Lease

The Group’s Cannon Bridge House facility located at 1 Cousin Lane in London has historically been occupied by LIFFE. This facility includes a disaster recovery centre used by both the Group and LIFFE, and office space, primarily used by LIFFE. The Group’s combined financial statements included elsewhere in the Prospectus reflect the Group’s share of the costs of using the disaster recovery centre. On 19 May 2014, in connection with the Separation, (i) the Cannon Bridge House operating lease was assigned from LIFFE to the Group which, as the new tenant, became responsible for the rental payments until the expiration of the noncancellable term of the lease in 2017; and (ii) a short-term sublease arrangement was put in place between the Group and LIFFE. This sublease arrangement is expected to terminate by the end of 2014, when LIFFE will have completed the relocation of its corporate offices and its migration to another IT platform.

ICE Ancillary Services

In addition to the ICE Core Services, a transitional services agreement for internal audit services has been put in place for an interim period to address the needs of Euronext in the area of internal audit, covering all aspects of business, support functions and technology and independent assurance to assist management in identifying significant risks and mitigating measures whilst Euronext is building its own capabilities.

Euronext is currently enhancing its independent capabilities in internal audit and it is anticipated that this SLA will only need to remain in place for a short period after the IPO.

In addition to the above, the other SLAs cover the following ancillary services:

● IT services in the United States: covers the support and development of test tools and services shared with Euronext.

● Corporate systems: covers maintenance, user support, and minor enhancements (data migration) of Euronext IT systems for corporate functions such as human resources, finance, accounting and procurement (PeopleSoft, Oracle, Salesforce software).

●  Digital services: covers the development, test and project management of web services for Euronext and content management and digital strategy for Euronext’s websites.

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● Market data systems and services: covers the maintenance of the web site; the data delivery solution for Euronext’s reference data products; market data administration system; Euronext store billing information database; and administrative support and services.

● Market operations: covers the maintenance of reference data management services in respect of the Euronext (continental) derivative markets.

Other ancillary agreements, amongst other things, cover the provision of historical trading data as required by Euronext in relation to continental derivatives products to be provided by ICE on request.

Euronext Ancillary Services

The SLAs cover the following services:

●Market data administration: account management, operational support, administration, billing, compliance/audits (vendor reporting analysis, compliance reviews of combined product sets before product split), and contract management for LIFFE UK market data.

●Finance: primarily relating to the use of the existing European Shared Service Centre hosted by Euronext Amsterdam N.V.

●Market operations: (i) the management of UK Derivative Corporate Actions in partnership with the LIFFE Database System team at ICE; (ii) the market maker monitoring support for those market maker schemes that are in place for LIFFE; and (iii) the general business and Management Information reporting services in relation to LIFFE. This includes regular activity reports, performance reports and Liquidity Provider monitoring, inter alia regular (daily, weekly, monthly, quarterly, annual) and ad hoc reporting provided internally as well as for external distribution to the website, various regulators and other external parties at the request of LIFFE.

● IT services to LIFFE: Euronext IT teams will support the IT operation and development of the LIFFE UK and LIFFE U.S. markets and associated local London-based systems to the end of 2014, which will be coincident with the LIFFE to ICE migration being complete.

Euronext will provide data centre hosting and housing of equipment to ICE for its SFTI access centre requirements in Amsterdam. This SFTI hosting agreement for Amsterdam access centre is a long-term arrangement (not an SLA) with a rolling two-year term.

Deed of Separation between Euronext and ICE

Euronext and ICE will enter into a deed of separation dealing with the conduct of various matters between the parties following the IPO. The principal terms of the deed of separation are as follows:

● non-solicitation: neither party may solicit or employ any executive or senior management personnel of the other party for a twelve month period, subject to the written consent of the other party;

● mutual release and indemnification: each of the parties: (i) releases and discharges the other party and its group from liability existing or arising in connection with the Separation and IPO; (ii) indemnifies the other party and its group against third-party claims arising out of or in connection with the Separation and the IPO;

● indemnification for guarantees provided by ICE: Euronext indemnifies ICE in respect of guarantees provided by ICE entities of the obligations of the Group; and

● financial reporting, audit and accounting and related covenants: Euronext covenants to provide certain information to ICE for the purposes of ICE’s financial reporting, audit and accounting obligations and to act in accordance with ICE’s contractual obligations and relevant anti-corruption and sanctions compliance regimes.

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UTP and Trading Technology Licence Deed

The intellectual property in the UTP and other trading technology, including core software and technology (“Core Items”) and related support items (“Support Items”) that are currently being used for the continental Euronext market is licensed by ICE (through NYSE Arca, LLC) to Euronext (through Euronext IP CV) for the operation of the Euronext trading platforms.

Under the licence agreement, Euronext has been granted a perpetual, irrevocable, worldwide, non-exclusive, royalty-free and fully paid-up licence in respect of the use, modification and maintenance of the Core Items for any purpose and in respect of the use, modification and maintenance of the Support Items for the sole purpose of enabling the use of the Core Items. The licence includes any improvements or enhancements to the Core Items and the Support Items that are made before the IPO. Euronext will own improvements or enhancements that it makes to the Core Items and the Support Items after the IPO, and Euronext and ICE are not obliged to share their respective improvements or enhancements after the IPO.

Euronext may sub-licence its rights, including through multiple tiers of sub-licences. However, for a period of two years from the IPO, neither Euronext nor ICE is entitled to permit a defined list of exchange operators or owners of registered swap execution facilities or their affiliates to use UTP (though this will not affect any licences that were already in place as at 13 November 2013). The restricted list includes any of Nasdaq OMX, CME Group, Inc., BM&F Bovespa, London Stock Exchange Group Plc, Singapore Exchange Limited, Hong Kong Stock Exchange, Deutsche Börse Group, BATS Global Markets, Inc., Direct Edge, or Chi-X Global Holdings LLC; any person that acquires all or substantially all of the business of any of these entities; any person that at the time of the assignment or licence operates a registered swap execution facility; and any affiliate of any such persons.

There are no circumstances in which the licence may be terminated by ICE.

Except where there is a breach of warranty by the indemnified parties, Euronext will indemnify Arca and its affiliates within ICE for all liability incurred under a third-party claim in connection with use of the UTP by Euronext or any of its sub-licensees after the IPO.

In the event of any infringement of the licensed rights, ICE will have the right to determine what enforcement action to take. ICE will offer Euronext the right to participate in any action it takes. If ICE does not take any enforcement action, Euronext will have the sole right to determine what enforcement action to take. If Euronext or any sub-licensee of Euronext is sued for infringement, ICE will provide all such information and assistance as Euronext may reasonably require.

Euronext Equity Index Trademark Licence Agreement

Under the licence agreement, LIFFE will be granted a worldwide and non-exclusive licence in relation to the trademarks and associated logos for the indices generated by the Euronext Regulated Markets. The licence permits the use of these trademarks and associated logos in connection with the marketing, listing and trading of any tradable contract. However, until 1 January 2016, the licensed use is limited to LIFFE’s current tradeable contracts for listings on Bclear and only in respect of equity indices for AEX, BEL 20, CAC 40, and PSI 20. This limitation will terminate early where a third-party infrastructure provider acquires control of any Euronext company, or is granted a licence by Euronext company to use any of the trademarks for any of the indices generated by the Euronext Regulated Markets. Subject to appropriate limitations, LIFFE may sub-license the rights to ICE.

For its use of the licensed trademarks and associated logos, LIFFE pays the greater of (i) 0.05€ per traded contract and (ii) 15% of the exchange and clearing fees on the traded contracts. If LIFFE elects before 1 January 2016 to pay an additional sum of €40 million, then LIFFE’s obligation to make any further royalty payments will cease and Euronext will no longer have any rights of termination under the licence agreement.

LIFFE will indemnify Euronext and its affiliates for all liability incurred under a third-party claim in connection with ICE’s use of the licensed trademarks, other than where the third-party claim is for trademark infringement.

The licence agreement recognises that the parties may need to renegotiate the terms where Euronext is required, by a change in the law, to grant licences at market rates and on a non-discriminatory basis albeit such renegotiation shall take due account for the fact that ICE will have already provided value for the use of the equity indices as part of the acquisition of NYSE Euronext by ICE. Subject to LIFFE’s election to pay €40 million (as described above), Euronext may terminate the licence agreement for a material breach by ICE that remains unremedied.

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Intellectual Property Agreement

Under this agreement, Euronext will be granted a perpetual, irrevocable, worldwide, non-exclusive, royaltyfree and fully paid-up licence to use and sub-license the name “Euronext UTP” in connection with its use of the UTP technology. The licence is not supported by any warranties from ICE. There are no circumstances in which the licence may be terminated by ICE.

To the extent that ICE wishes to use the name “UTP” in connection with its version of the UTP technology, ICE has agreed that it will use the name “NYSE UTP”.

Also under this agreement, Euronext and ICE have permitted each other’s groups to have until 1 June 2015 to cease current uses of each other’s trademarks.

Also under this agreement, Euronext will be granted a perpetual, irrevocable, worldwide, non-exclusive, royalty free and fully paid-up license for use and modify the proprietary software code that is used by ICE to manage Euronext’s websites as part of the ancillary digital services provided by ICE. Euronext may only use the software code for its internal business purposes. It may only sub-license use of the software code to its group companies and to external service companies that are supporting Euronext’s websites. There are no circumstances in which the license may be terminated by ICE.

Also under this agreement, Euronext will be granted a perpetual, irrevocable, worldwide, non-exclusive, royalty-free and fully paid-up licence to use for its internal business purposes certain patent applications relating to exchange for physicals and relating to auctioning mechanisms for dark order block trading. Euronext may grant sublicences to its group companies. Euronext may also grant sub-licences to third parties that have been licensed to use the Core Items under the UTP and Trading Technology Licence Deed, but may not charge for this sub-licensing of the  patent applications. There are no circumstances in which the licence may be terminated by ICE.

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